As filed with the Securities and Exchange Commission on May 6, 2016

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPIRAL TOYS INC.

(Exact name of registrant as specified in its charter)

Nevada	3944	27-3388068
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30077 Agoura Court, Suite 230

Agoura Hills, CA 91301

(844) 681-7627

(Address and telephone number of principal executive offices)

Copies to:

Robert Brantl, Esq.

52 Mulligan Lane

Irvington, NY 10533-1106

Phone: (914) 693-3026

Fax: (914) 693-1807

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[ ]	Non-accelerated filer	[ ]
Accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock underlying the principal of the Initial Debentures	5,839,768	(3)	$0.20	$1,167,954	$117.62
Common stock underlying the interest payable on the Initial Debenture	583,976	(4)	$0.20	$116,796	$11.77
Common stock underlying the principal of the Additional Debentures	4,586,872	(5)	$0.20	$917,375	$92.38
Common stock underlying the interest payable on the Additional Debenture	458,688	(6)	$0.20	$91,738	$9.24

TOTAL	11,469,304		—	$2,293,863	$231.01

(1)	In the event of stock splits, stock dividends, or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock reported on the OTCQB on May 5, 2016.
(3)	The 5,839,768 shares are issuable by the registrant upon conversion of the 10% Convertible Debentures due April 18, 2017, and are being registered for resale by the selling shareholders named in the registration statement.
(4)	The 583,976 shares are issuable by the registrant upon conversion of interest payable with respect to the 10% Convertible Debentures due April 18, 2017, and are being registered for resale by the selling shareholders named in the registration statement.
(5)	The 4,586,872 shares are issuable by the registrant upon conversion of the 10% Convertible Debentures due on the anniversary of the effective date of this registration statement, and are being registered for resale by the selling shareholders named in the registration statement.
(6)	The 458,688 shares are issuable by the registrant upon conversion of interest payable with respect to the 10% Convertible Debentures due on the anniversary of the effective date of this registration statement, and are being registered for resale by the selling shareholders named in the registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated May 6, 2016

SPIRAL TOYS INC.

11,469,304 Shares of Common Stock

This prospectus relates to the resale of up to 11,469,304 shares of our common stock, par value $0.001 per share, by the selling shareholders named in this prospectus (the “Selling Shareholders”). The shares of common stock subject to this prospectus are issuable by Spiral Toys Inc. in satisfaction of principal or interest payable with respect to the 10% convertible debentures that we issued to the Selling Shareholders in a private placement completed prior to the filing of the registration statement of which this prospectus is a part.

The Selling Shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus. We have agreed to pay all the costs and expenses of this registration.

We will not receive any of the proceeds from the resale of the shares offered hereby.

Our common stock is quoted on the OTCQB quotation system under the symbol “STOY” The last bid price of our common stock on May 5, 2016 was $0.18 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 3.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2016

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock.

As used in this prospectus and the registration statement of which it forms a part, the terms the “Company”, “we”, “us”, or “our” refer to Spiral Toys Inc. and its subsidiaries, unless the context indicates otherwise.

About Us

Spiral Toys is a California-based company with a business focused on developing and marketing products and mobile applications in the mobile-connected space. Spiral’s mobile-connected entertainment platform connects physical items to today’s top mobile devices through wireless technologies, creating a new kind of interactive user experience.

Spiral Toys is pursuing a development strategy that will converge with the realization of the Internet of Things. Our core technology enables us to connect physical items to mobile devices through wireless technologies, primarily Bluetooth. Our initial products resemble traditional children’s toys - squeezable plush toys, colorful piggy banks, amiable dolls - which are Bluetooth enabled to facilitate a broad variety of interactive functions. The interactive functionality of the toys broadens the child’s experience of the toys, creates a communications environment among the child, the parents, and other caregivers, and facilitates an ongoing relationship between Spiral Toys and its end users.

Our executive offices are located at 30077 Agoura Court, Suite 230, Agoura Hills, California. Our phone number is 844-681-7627. We currently promote our products to consumers through our website at www.spiraltoys.com.

About This Offering

There are two Selling Shareholders offering shares of Spiral Toys common stock by means of this prospectus. The Selling Shareholders will use this prospectus to sell up to 11,469,304 shares of our common stock. The Selling Shareholders will have acquired any shares that they sell directly from Spiral Toys Inc., which may issue the shares to satisfy its obligations under the 10% Convertible Debentures that Spiral Toys has or will issue to the Selling Shareholders.

On April 11, 2016 Spiral Toys entered into a Securities Purchase Agreement with the Selling Shareholders. Pursuant to that agreement, on April 12, 2016 Spiral Toys issued to the Selling Shareholders 10% Convertible Debentures in the aggregate principal amount of $756,250. The purchase price paid by the Selling Shareholders was $625,000. The aggregate principal amount of the 10% Convertible Debentures will be reduced to $675,800 if, on or prior to July 11, 2016, the SEC declares effective the registration statement of which this prospectus is a part. On or immediately after the date of this prospectus, pursuant to the Securities Purchase Agreement, Spiral Toys will sell to the Selling Shareholders additional 10% Convertible Debentures in the aggregate principal amount of $594,000 for a purchase price of $550,000.

The 10% Convertible Debentures had the following terms, inter alia:

●	Each Debenture matures one year from the date on which it was issued.

●	The Debentures bear interest at 10% per annum. The Debentures have a make-whole provision, such that Spiral Toys must pay interest equal to a full 10% of the principal amount, even if the principal is repaid or converted prior to the maturity date. Accordingly, the interest to be paid on the 10% Convertible Debentures due on April 12, 2017 will total $75,625 (or $67,580, if this registration statement is declared effective on or before July 11, 2016). The interest to be paid on the second set of 10% Convertible Debentures will total $59,400.

●	Spiral Toys can pay the interest in cash, or can opt to satisfy the interest obligation by issuing shares of common stock, provided that certain equity conditions have been satisfied. If Spiral Toys pays the interest in shares, the shares will be valued at the lesser of $.35 per share or 70% of the lowest volume weighted average price (“VWAP”) reported for the common stock during the 15 trading days prior to the payment.

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●	Each Selling Shareholder may convert the principal amount of a Debenture into shares of Spiral Toys common stock at a conversion price of $.35 per share. If at any time the five day average VWAP for Spiral Toys common stock falls below $.22 or the single day VWAP falls below $.15, the conversion price will be adjusted to equal the lesser of $.35 or 70% of the lowest VWAP during the 15 trading days prior to conversion.

●	Once each month, commencing on the day before the five month anniversary of the issuance of a Debenture, Spiral Toys is required to pay one-eighth of the principal amount of the Debenture plus the interest and make-whole with respect to that one-eighth, in cash or in stock. If Spiral Toys opts to make the payment in stock, the conversion price per share will equal the lesser of $.35 or 70% of the lowest VWAP during the 15 trading days prior to the payment date.

●	Subject to certain equity conditions, Spiral Toys may redeem all or part of the principal amount of the Debentures by paying 110% of the principal amount redeemed plus the accrued interest and the make-whole with respect to the redeemed principal amount.

Summary of the Offering by the Selling Shareholders

Shares of common stock outstanding before the offering	49,685,215 as of May 5, 2016. Does not include any of the shares to be issued to the Selling Shareholders and resold pursuant to this prospectus.

Shares of common stock offered by Selling Shareholders	Up to 11,469,304 shares of common stock. This number of shares, if issued to the Selling Shareholders, would represent approximately 19% of the total issued and outstanding shares.

Shares of common stock outstanding after the offering	61,154,519 shares, if all of the shares being registered in this Registration Statement are issued by Spiral Toys to the Selling Shareholders.

OTCQB Symbol	STOY

Terms of the offering	The Selling Shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by Selling Shareholders.

Risk factors

An investment in Spiral Toys is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Summary Financial Information

The tables and information below are derived from our audited financial statements for the years ended December 31, 2015 and 2014, which are included in full later in this prospectus.

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Summary Statements of Operations

	Year Ended December 31
	2015	2014
Sales	$5,955,968	$269,299
Gross Margin	1,009,571	269,299
Loss from Operations	(2,361,953)	(3,382,390)
Net (Loss)	(2,392,842)	(3,460,207)
Net (Loss) Per Share	$(0.05)	$(0.12)

Summary Balance Sheets

	December 31, 2015	December 31, 2014
Current Assets	$1,744,030	$245,091
Total Assets	1,750,830	245,091
Total Liabilities	1,557,488	293,866
Shareholders Equity (Deficit)	$193,341	$(48,775)

RISK FACTORS

Purchase of our common stock is speculative and involves significant risks. Our common stock should not be purchased by any person who cannot afford the loss of his or her entire purchase price. The business objectives of the Company are also speculative, and we may be unable to satisfy those objectives. The stockholders of Spiral Toys may be unable to realize a substantial return on their purchase of our common stock, or any return whatsoever, and may lose their entire investment in Spiral Toys.

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

I. Risks Relating to Our Financial Condition

There is a substantial doubt about our ability to continue as a going concern.

Our independent registered public accountants have expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital when needed, we will not be able to complete our proposed business plan. As a result we may have to liquidate our business and investors may lose their investment. Potential investors should consider our independent registered public accountants’ comments when determining if an investment in Spiral Toys Inc. is suitable.

We have incurred significant losses and may never generate profits.

We incurred net losses from continuing operations of $2,392,842 and $3,436,455 for the fiscal years ended December 31, 2015 and 2014, respectively, and had an accumulated deficit of $6,691,470 at December 31, 2015. Although the deficit accumulated prior to July 1, 2014 is attributable to operations that were spun-off on that date, our losses since that date have been attributable to the Spiral Toys business that we acquired on that date. In particular, losses in 2015 occurred because 95% of our revenue was the result of low margin sales of a CloudPets component to the ultimate manufacturer of that product. As a result, we failed to generate sufficient gross margin to offset our operating expenses. While we have discontinued the program of making low margin sales of CloudPets components, our only other significant revenue source in 2015 was royalty income with respect to CloudPets, which totaled only $250,679. Since we have not demonstrated a source of revenue sufficient to offset our overhead expenses, the likelihood that we will achieve profits from our future operations is speculative.

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We may need to record a reserve against approximately $1.3 million in accounts receivable.

Our accounts receivable at December 31, 2015 included approximately $1.3 million owed to us by the manufacturer of our CloudPets product for the electronic components that we sourced and resold to the manufacturer. The manufacturer included those components in final products, which it sold to an affiliate of our licensee. Unfortunately, the affiliate’s customer cancelled its order for a large quantity of the CloudPets units, which remain unsold in the affiliate’s inventory. The affiliate has, therefore, failed to pay the manufacturer for those units, and the manufacturer, in turn, has withheld payment of most of the $1.3 million that it owes to us. We are currently negotiating a resolution to this problem, and still consider collection of the receivable in full to be likely. However, if the negotiations fail or are inconclusive for an extended period, we will be required by generally accepted accounting principles to record a reserve against the possible write-off of the receivable. Such a reserve would be recorded as an expense when recorded, and would adversely affect our financial results and the stability of our balance sheet.

We will require financing to achieve our current business strategy. Our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

The current level of our revenues is not sufficient to finance our operations. Even with new products coming into the market, our revenues are unlikely to be sufficient during 2016 to offset our overhead and finance the significant marketing program that our new product offerings require. For that reason, we will require additional capital or debt proceeds in order to properly finance the implementation of our business plan. We will need to raise funds through public or private debt financing or the sale of equity to achieve our current business objectives.

On the date of this prospectus or promptly thereafter, we will sell 10% Convertible Debentures to the Selling Shareholders for gross proceeds of $550,000. Other than that arrangement, we currently have no committed source of capital.

Financing may not be available to us when needed. Even if such financing is available, it may be on terms that are materially adverse to the interests of our shareholders with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

We will require secured financing to enable us to satisfy orders for our products. If we were unable to obtain or service such financing, or if the restrictions imposed by such financing are too burdensome, our business would be harmed.

In order to meet our working capital needs, particularly those anticipated for the third and fourth quarters, we will attempt to secure a revolving credit facility or other similar credit facility to provide working capital, so that we can purchase components and finance the manufacture and shipment of our products, and so fulfill purchase orders. Without such a credit facility, we will have to again depend on our distributors to complete the manufacture of our products, which is an unsatisfactory arrangement for many reasons and is also unprofitable. However, there is no guarantee that we will be able to secure a credit facility on favorable terms, or at all.

We also may choose to finance our capital needs, from time to time, through the issuance of debt securities. Our ability to issue such securities on satisfactory terms, if at all, will depend on the state of our business and financial condition, market interest rates, and the overall condition of the financial and credit markets at the time of the offering. The condition of the credit markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Variations in these factors could make it difficult for us to sell debt securities or require us to offer higher interest rates in order to sell new debt securities. The failure to receive financing on desirable terms, or at all, could damage our ability to support our future operations or capital needs or engage in other business activities.

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We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, investors will only realize an economic gain on their investment in our common stock if the price appreciates. Investors should not purchase our common stock expecting to receive cash dividends. Because we do not pay dividends, and there may be limited trading, investors may not have any manner to liquidate or receive any payment on their investment. Therefore, our failure to pay dividends may cause investors to not see any return on investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds, which could affect our ability to expand our business operations.

II. Risks Relating to our Business Operations

Our revenues in 2016 and beyond will primarily arise from products that we are only now and in the future introducing to the market. The prospect for success of those products is, therefore, speculative. If the new products do not achieve adequate sales volume, our financial results will be poor.

95% of our revenues in 2015 was attributable to our sales of electronic components to the fabricator that manufactured our CloudPets product; the remainder of our revenues was mostly attributable to royalties we received from sales of CloudPets by our licensees. We have terminated the program of selling CloudPets components, since the margins we achieved were not adequate to allow for profitable operation. As a result, we have no significant carry-over revenue stream from 2015 to 2016. Except for such royalty income as we may receive, all of our revenue in 2016 will come from products that are introduced to the market in 2016 - Wiggytm, which we introduced in April 2016, and other products scheduled for introduction during the year. We have no basis on which to project the revenue that can be expected from those products. It is possible, therefore, that are revenue will again be inadequate to fund our overhead expenses, and we will incur a net loss in 2016 and beyond.

We have a limited operating history. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We acquired Spiral Toys LLC on July 1, 2014 and have a limited operating history. Given our limited operating history, there can be no assurance that we can build our business such that we can earn a significant profit or any profit at all. The future of our Company will depend upon our ability to obtain and retain customers and when needed, obtain sufficient financing and continuing support from creditors, while we strive to achieve and maintain profitable operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we undertake. There is no history upon which to base any assumption that our business will prove to be successful, and there is significant risk that we will not be able generate the sales volumes and revenues necessary to achieve profitable operations. To the extent that we cannot achieve our plans and generate revenues which exceed expenses on a consistent basis, our business, results of operations, financial condition and prospects will be materially adversely affected.

Spiral Toys operates in a highly competitive market and the size and resources of many of its competitors may allow them to compete more effectively than Spiral Toys can, preventing us from achieving profitability.

The market for electronic toys is highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow Spiral Toy’s market share, any of which could substantially harm its business and results of operations. Spiral Toys competes directly against wholesalers and direct retailers of games and toys, including large, diversified entertainment companies with substantial market share. In addition, we compete with other companies who are focused on building their brands across multiple product and consumer categories. Across our business, we face competitors who are constantly monitoring and attempting to anticipate consumer tastes and trends, seeking ideas which will appeal to consumers and introducing new products that compete with our products for consumer acceptance and purchase. Many of its competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, less-costly offshore production, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than Spiral Toys does.

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In addition to existing competitors, the barriers to entry for new participants in the children’s entertainment industry and in the consumer products industry are low, and the increasing importance of digital media, and the heightened connection between digital media and consumer interest, has further increased the ability for new participants to enter our markets, and has broadened the array of companies we compete with. New participants with a popular product idea or entertainment property can gain access to consumers and become a significant source of competition for our products in a very short period of time. These existing and new competitors may be able to respond more rapidly than us to changes in consumer preferences. Our competitors’ products may achieve greater market acceptance than our products and potentially reduce demand for our products, lower our revenues and lower our profitability.

Our business depends significantly on our ability to obtain a substantive distribution network for our products. Failure by us to obtain such distribution network could adversely affect our financial condition, competitiveness and growth prospects.

Our success depends on our ability to establish efficient distribution methods for our products. In 2015 we relied on one distributor for the sale of our CloudPets line. Our future marketing efforts may replicate that distribution structure, since we lack access to a broad distribution network. With only one or a few distributors, the impact of economic conditions on any of our distributors, such as bankruptcy, could result in sales channel disruption. In the event the distributor fails to sell our products in sufficient amounts, such failure could have a material adverse effect on our revenue. We intend to expand our distribution network; however, we cannot make any assurances that we will be successful in doing so or if such relationships will be on favorable terms. Moreover, the functioning of our products distribution could be disrupted for reasons either within or beyond the our control, including: extremes of weather or longer-term climatic changes; accidental damage; disruption to the supply of material or services; product quality and safety issues; systems failure; workforce actions; or environmental contamination. Such disruption or failures may materially adversely affect our ability to sell products and therefore materially adversely affect our financial condition, competitiveness and growth prospects.

Spiral Toys’ business depends in large part on the success of its vendors and outsourcers, and Spiral Toys’ brands and reputation may be harmed by actions taken by third-parties that are outside Spiral Toys’ control. In addition, any material failure, inadequacy, or interruption resulting from such vendors or outsourcings could harm Spiral Toys’ ability to effectively operate its business.

Due to our limited working capital and the need to apply those resources to our marketing program, Spiral Toys relies almost entirely on vendor and outsourcing relationships with third parties for services and systems including manufacturing, transportation, logistics and information technology. Any shortcoming of a Spiral Toys vendor or outsourcer, particularly an issue affecting the quality of these services or systems, may be attributed by customers to Spiral Toys, thus damaging Spiral Toys’ reputation and brand value, and potentially affecting its results of operations. In addition, problems with transitioning these services and systems to or operating failures with these vendors and outsourcers could cause delays in product sales, and reduce efficiency of Spiral Toys’ operations, and significant capital investments could be required to remediate the problem.

Our use of third-party manufacturers to produce our products presents risks to our business.

For the foreseeable future, all of our products will be manufactured by third-party manufacturers, the majority of which are likely to be located in China. If we were prevented or delayed in obtaining products or components for a material portion of our product line due to political, civil, labor or other factors beyond our control, including natural disasters or pandemics, our operations may be substantially disrupted, potentially for a significant period of time. This delay could significantly reduce our revenues and profitability and harm our business while alternative sources of supply are secured.

Factors that could negatively affect our business include a potential significant revaluation of the Chinese Yuan, which may result in an increase in the cost of producing products in China, labor shortages and increases in labor costs in China as well as difficulties in moving products manufactured in China out of Asia and through the ports in North America and Europe, whether due to port congestion, labor disputes, slow downs, product regulations and/or inspections or other factors. Prolonged disputes or slowdowns at the west coast port can negatively impact both the time and cost of transporting goods into the United States. Natural disasters or health pandemics impacting China can also have a significant negative impact on our business. Further, the imposition of trade sanctions or other regulations by the United States or the European Union against products imported by us from, or the loss of “normal trade relations” status with, China, could significantly increase our cost of products imported into the United States or Europe and harm our business. Additionally, the suspension of the operations of a third-party manufacturer by government inspectors in China could result in delays to us in obtaining product and may harm sales.

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Issues with products may lead to product liability, personal injury or property damage claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities that could divert resources, affect business operations, decrease sales, increase costs, and put Spiral Toys at a competitive disadvantage, any of which could have a significant adverse effect on Spiral Toys’ financial condition.

Spiral Toys may in the future experience issues with products that may lead to product liability, personal injury or property damage claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities. Any of these activities could result in increased governmental scrutiny, harm to Spiral Toys’ reputation, reduced demand by consumers for its products, decreased willingness by retailer customers to purchase or provide marketing support for those products, adverse impacts on Spiral Toys’ ability to enter into licensing agreements for products on competitive terms, absence or increased cost of insurance, or additional safety and testing requirements. Such results could divert development and management resources, adversely affect Spiral Toys’ business operations, decrease sales, increase legal fees and other costs, and put Spiral Toys at a competitive disadvantage compared to other manufacturers not affected by similar issues with products, any of which could have a significant adverse effect on Spiral Toys’ financial condition and results of operations.

Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday shopping season. This seasonality is exacerbated by retailers’ quick response inventory management techniques.

We expect that sales of our toys at retail will be extremely seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality in our industry has increased over time, as retailers become more efficient in their control of inventory levels through quick response inventory management techniques. Customer now time their orders so that they are being filled by suppliers, such as us, closer to the time of purchase by consumers. The majority of retail sales of toys generally occur in the fourth quarter, close to the holiday season. As a consequence, the majority of our sales to our customers will occur in the period from September through December, as our customers do not want to maintain large on-hand inventories throughout the year ahead of consumer demand. While these techniques reduce a retailer’s investment in inventory, they increase pressure on suppliers like us to fill orders promptly and thereby shift a significant portion of inventory risk and carrying costs to the supplier.

The level of inventory carried by retailers may also reduce or delay retail sales resulting in lower revenues for us. If we or our customers determine that one of our products is more popular at retail than was originally anticipated, we may not have sufficient time to produce and ship enough additional products to fully meet consumer demand. Additionally, the logistics of supplying more and more product within shorter time periods increases the risk that we will fail to achieve tight and compressed shipping schedules, which also may reduce our sales and harm our financial performance. This seasonal pattern requires significant use of working capital, mainly to manufacture or acquire inventory during the portion of the year prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season in order to avoid losing potential sales of popular products or producing excess inventory of products that are less popular with consumers. Our failure to accurately predict and respond to consumer demand, resulting in our under producing popular items and/or overproducing less popular items, would reduce our total sales and harm our results of operations. In addition, as a result of the seasonal nature of our business, we would be significantly and adversely affected, in a manner disproportionate to the impact on a company with sales spread more evenly throughout the year, by unforeseen events such as a terrorist attack or economic shock that harm the retail environment or consumer buying patterns during our key selling season, or by events such as strikes or port delays that interfere with the shipment of goods, particularly from the Far East, during the critical months leading up to the holiday shopping season.

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As a manufacturer of consumer products, we are subject to various government regulations and may be subject to additional regulations in the future, violation of which could subject us to sanctions or otherwise harm our business.

As a manufacturer of consumer products, we are subject to significant government regulations, including, in the United States, under the Consumer Products Safety Act, the Federal Hazardous Substances Act, and the Flammable Fabrics Act, as well as under product safety and consumer protection statutes in our international markets. In addition, advertising to children is subject to regulation by the Federal Trade Commission, the Federal Communications Commission and a host of other agencies globally, and the collection of information from children under the age of thirteen is subject to the provisions of the Children’s Online Privacy Protection Act and other privacy laws around the world. While we take all the steps we believe are necessary to comply with these acts, there can be no assurance that we will be in compliance and failure to comply with these acts could result in sanctions which could have a negative impact on our business, financial condition and results of operations. We may also be subject to involuntary product recalls or may voluntarily conduct a product recall, and the costs associated with future product recalls individually or in the aggregate in any given fiscal year could be significant. In addition, any product recall, regardless of direct costs of the recall, may harm consumer perceptions of our products and have a negative impact on our future revenues and results of operations.

Governments and regulatory agencies in the markets where we manufacture and sell products may enact additional regulations relating to product safety and consumer protection in the future and may also increase the penalties for failure to comply with product safety and consumer protection regulations. In addition, one or more of our customers might require changes in our products, such as the non-use of certain materials, in the future. Complying with any such additional regulations or requirements could impose increased costs on our business. Similarly, increased penalties for non-compliance could subject us to greater expense in the event any of our products were found to not comply with such regulations. Such increased costs or penalties could harm our business.

Our computer systems and operations may be vulnerable to security breaches.

We expect that the cloud-based applications embedded in our toys will be an important foundation for establishing our company as a leading source of technology for children. For that reason, among others, the safety of our network and our secure transmission of information over the Internet will be essential to our operations and our services. Although we have developed systems and processes that are designed to protect our network and the consumer information stored on our network, our network and our computer infrastructure are potentially vulnerable to physical breaches or to the introduction of computer viruses, abuse of use and similar disruptive problems and security breaches that could cause loss (both economic and otherwise), interruptions, delays or loss of services to our users. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible, however, that advances in computer capabilities or new technologies could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information, cause interruptions in our operations or utilize our network without authorization. Security breaches also could damage our reputation and expose us to a risk of loss, litigation and possible liability. We cannot guarantee you that our security measures will prevent security breaches.

If Spiral Toys is not able to adequately protect its proprietary intellectual property and information, and protect against third party claims that Spiral Toys is infringing on their intellectual property rights, its results of operations could be adversely affected.

The value of Spiral Toys’ business depends on its ability to protect its intellectual property and information, including its trademarks, trade names, copyrights, patents, trade secrets, and rights under intellectual property license agreements and other agreements with third parties, in the US and around the world, as well as its customer, employee, and consumer data. Third parties may try to challenge Spiral Toys’ ownership of its intellectual property in the US and around the world. In addition, Spiral Toys’ business is subject to the risk of third parties counterfeiting its products or infringing on its intellectual property rights. The steps Spiral Toys has taken may not prevent unauthorized use of its intellectual property, particularly in foreign countries where the laws may not protect its intellectual property as fully as in the US. Spiral Toys may need to resort to litigation to protect its intellectual property rights, which could result in substantial costs and diversion of resources. If Spiral Toys fails to protect its proprietary intellectual property and information, including with respect to any successful challenge to Spiral Toys’ ownership of its intellectual property or material infringements of its intellectual property, this failure could have a significant adverse effect on Spiral Toys’ business, financial condition, and results of operations.

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Third parties may claim that our services infringe upon their intellectual property rights.

Third parties may assert claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them and subject us to expensive and disruptive litigation. We incorporate licensed technology in some of our products and services. In these license agreements, the licensors have agreed to indemnify us with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right so long as we have not made changes to the licensed software. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims and lawsuits, even if not meritorious, could be expensive and time consuming to defend; divert management’s attention and resources; require us to redesign our products and services, if feasible; require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies; and/or may materially disrupt the conduct of our business.

III. Risks Relating to our Management

If we are unable to manage our planned growth, our operations could be adversely impacted.

We expect to experience growth in the future. The management of such growth will require, among other things, continued development of our financial and management controls and management information systems, management of our production and distribution systems, stringent control of costs and inventories, increased spending associated with marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. In addition, growth will eventually require the expansion of our billing, customer care and online sales systems, which will require additional capital expenditures and may divert the time and attention of management personnel who oversee any such expansion. Failure to manage our expected growth and development successfully, to enhance our processes and management systems or to resolve any such difficulties adequately or in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures or if the material weaknesses or other deficiencies in our internal accounting procedures are not remediated, our stock price could decline significantly.

Our management has evaluated the effectiveness of our internal control over financial reporting as of December 31, 2015 based on the control criteria established in a report entitled Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management concluded that our internal control over financial reporting was not effective as of December 31, 2015. During its evaluation, as of December 31, 2015 our management identified material weaknesses in our internal control over financial reporting and other deficiencies. Because of these deficiencies, our investors could lose confidence in us, which could result in a decline in our stock price. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could decline significantly. In addition, we cannot be certain that additional material weaknesses or other significant deficiencies in our internal controls will not be discovered in the future.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rules enacted by the SEC, the New York Stock Exchange and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees. As a result, our directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, and similar matters, and investors may be reluctant to provide us with funds necessary to expand our operations.

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Spiral Toys depends on key personnel and may not be able to hire, retain, and integrate sufficient qualified personnel to maintain and expand its business.

Spiral Toys’ future success depends partly on the continued contribution of key executives, designers, technical, sales, marketing, manufacturing, and administrative personnel. The loss of services of any of Spiral Toys’ key personnel could harm Spiral Toys’ business. Recruiting and retaining skilled personnel is costly and highly competitive. If Spiral Toys fails to retain, hire, train, and integrate qualified employees and contractors, Spiral Toys may not be able to maintain or expand its business.

IV. Risks Relating to our Common Stock

The sale of common stock by the Selling Shareholders may cause the market price of our common stock to fall.

The shares being sold by the Selling Shareholders in this offering are being issued to the Selling Shareholders upon their conversion of principal and/or interest on the 10% Convertible Debentures. Depending on circumstances at the time of the conversions, the Selling Shareholders may receive the shares at a value of $.35 per share, or may receive the shares at a significant (at least 30%) discount to the market price of our common stock at that time. Sale or the possibility of sale by the Selling Shareholders to the public of even a portion of the shares that it is entitled to acquire and resell could have a significant adverse effect on the market price of our common stock, particularly if the conversion price is at a significant discount to the then-market price of the common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that govern the application of the SEC’s “penny stock” rules to brokers trading securities. For the purposes relevant to us, a penny stock is any equity security that has a market value of less than $5.00 per share, subject to certain exceptions. These rules require that a broker/dealer have reasonable grounds for believing that the investment is suitable for his/her customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements will make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers will be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

As noted above, Spiral Toys common stock is, and will be for the foreseeable future, a “penny stock”. Penny stocks are frequent targets of fraud or market manipulation. Patterns of fraud and abuse include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

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Investors who are concerned about the overall reputation of the penny stock market, may be unwilling to purchase our common stock regardless of the history and prospects of Spiral Toys. This could have the effect of reducing the trading activity in the secondary market for our stock and reducing our shareholders’ ability to resell shares of our common stock.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to adversely affect stockholder voting power and perpetuate their control over us.

Our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price of our Common Stock

Our common stock is listed for quotation on the OTCQB under the symbol “STOY.” Because we are quoted on the OTCQB, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The initial quote reported by the OTCQB occurred on February 24, 2014. The following table sets forth the high and low bid prices for our common stock per quarter since that date as reported by OTC Markets for the periods indicated. These prices represent quotations between dealers without adjustment for retail mark-up, mark down or commission and may not represent actual transactions.

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Quarter Ended	High Bid	Low Bid
March 31, 2014	$0.20	$0.20
June 30, 2014	$0.60	$0.20
September 30, 2014	$0.50	$0.20
December 31, 2014	$0.50	$0.30

Quarter Ended	High Bid	Low Bid
March 31, 2015	$0.87	$0.33
June 30, 2015	$0.57	$0.36
September 30, 2015	$0.80	$0.37
December 31, 2015	$0.43	$0.27

March 31, 2016	$0.44	$0.23

Holders of Capital Stock

As of May 5, 2016, we had 91 shareholders of record of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer Co., Inc., with its business address at 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

Dividends

We have not declared or paid any dividends on our common stock and intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying dividends on our common stock for the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of May 5, 2016 with respect to shares of our common stock that are issuable under equity compensation plans.

Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available to future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:	—	—	—

Equity compensation plans not approved by shareholders:
Amended & Restated 2015 Equity Incentive Plan (1)	—	—	3,000,000

Total	—	—	3,000,000

(1)	Our Amended & Restated 2015 Equity Incentive Plan allow for the granting of share options to members of our board of directors, officers, non-officer employees and consultants.

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OUR BUSINESS

After seven years of employment as Vice President of Interactive Studios at The Walt Disney Company, Mark Meyers left Disney and organized Spiral Toys, LLC as the vehicle for his development of interactive devices, initially focusing on the market for toys. On July 1, 2014 Mr. Meyers sold Spiral Toys, LLC to a public company then known as Rocap Marketing, Inc., which immediately spun-off its prior business, a line of children’s clothing, and soon changed its name to Spiral Toys Inc. Our sole corporate purpose now is the realization of Mr. Meyers’ original vision.

Spiral Toys is pursuing a development strategy that will converge with the realization of the Internet of Things. Our core technology enables us to connect physical items to mobile devices through wireless technologies, primarily Bluetooth. Our initial products resemble traditional children’s toys - squeezable plush toys, colorful piggy banks, amiable dolls - which are Bluetooth enabled to facilitate a broad variety of interactive functions. The interactive functionality of the toys broadens the child’s experience of the toys, creates a communications environment among the child, the parents, and other caregivers, and facilitates an ongoing relationship between Spiral Toys and its end users. During 2015 and 2014, we spent $854,414 and $82,368 on product development costs.

Our business plan contemplates that Spiral Toys will collect revenue from the following sources:

●	online direct sales to consumers;

●	licensing royalties from, or gross sales to, distributors, which will, in turn, market to major retailers; ;

●	sale of digital content through related APPS for download to the toys.

Our Intellectual Property

The key to our business plan is the combination of our skilled development staff and our proprietary technology. To secure the value of our developments, we are aggressive in pursuing patents for our most significant technology. To date we have filed three non-provisional patent applications with the U.S Office of Patents and Trademarks:

Application No.	Filing Date	Description
14679752	April 6, 2015	NFC sticker and system (Tag it)
14682289	April 9, 2015	Toy Messaging System
14951287	November 24, 2015	Bluetooth Data Blasting Technique over GATT Profile (Datablasting)

We have also filed five provisional patent applications:

Application No.	Filing Date	Description
61977522	April 9, 2014	Toy Messaging System
62200215	August 3, 2015	Story-Telling System (Pillowtalker)
62209829	August 25, 2015	Account Activity Alert Device (Piggy bank)
62233995	September 28, 2015	Interactive speaker system (Toon play)
62290931	February 3, 2016	An interactive plush toy (TubeFriends)

We have also filed trademark applications with the U.S. Office of Patents and Trademarks for Vinyltm, Toy Cloudtm, Wiggytm, TubeFriendstm and Battlekinstm.

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Products in the Market

Prior to selling Spiral Toys, LLC to Spiral Toys Inc., Mark Meyers participated in a 50/50 joint venture with DragonI to develop a product using Bluetooth technology to enable communications between a mobile device and a toy, named ToyFi Teddy. DragonI subsequently transferred its interest in ToyFi Teddy to On Demand Direct Response III LLC, with whom Spiral Toys developed its first product line, the CloudPetstm. On Demand engaged Jay@Plan to initiate marketing of CloudPets in 2014, and is required to pay Spiral Toys a royalty on each sale of a CloudPets unit to retail.

CloudPets are plush toys that are Bluetooth enabled. Each toy contains chips that are configured for lights and sounds. Parents who download the CloudPets app to their mobile devices can communicate with their children through the CloudPets, even from afar. Although the product only achieved significant retail distribution late in 2015, by year end over 2 million messages had been sent through the CloudPets network, including 300,000 on Christmas Day alone.

1.3 million CloudPets were manufactured through the end of 2015. To our knowledge, approximately 600,000 have been shipped to distributors, of which 480,000 were moved on to retail distributors such as Walmart, Target, Toys ‘R’ Us and Bed Bath & Beyond. CloudPets are currently being sold on Amazon and at retailers such as WalMart. Because of an ongoing dispute between On Demand and Jay@Play, however, we cannot predict when additional products will move to retail, so we cannot predict the likelihood or magnitude of a future revenue stream from CloudPets.

Customers who purchase a CloudPet can download an app from the Apple APP Store or from the Android Marketplace that will enable them to acquire digital content for their CloudPet. As use of the app increases, we intend to supplement the offerings with upgraded pay services, which will provide us an ongoing stream of revenue. To date, we have launched only minimal pay services for CloudPets.

We expect to utilize the same Bluetooth Low Energy platform for additional products in the future. For example, the PillowTalkertm described below is essentially a CloudPet embedded in a pillow rather than a plush doll. We have also developed a product currently identified as StorytimePetstm, which we will introduce as soon as resources permit. Storytime Pets is an augmented reality platform that allows children to use Apple and Android devices to read pages of a physical book. The StoryTime Pet reads the story back to the child as the mobile device recognizes the page of the book.

In April 2016 we introduced Wiggytm, the Wiggy Piggy Bank, to the market. Wiggy introduces the concept of saving at an early age by combining a toy piggy bank with an interactive mobile app and a linked bank account. The Wiggy piggy bank incorporates Bluetooth technology to connect the Wiggy mobile app, downloaded onto popular mobile devices, to the physical piggy bank. The Wiggy has the ability to light up with different colors, oink, and shake, all in response to input from the mobile device. Through the Wiggy app, parents can easily set up a reward system, where tasks and chores provide a way for a child to earn money. Money can be transferred from the parent’s bank account into their child’s account when the child completes chores or earns good school grades, for example. Parents can also invite friends and family to make deposits on any special occasion, like birthdays and holidays. The app allows children to check their bank account balance and set savings goals.

Currently we are taking pre-orders for Wiggy through Indiegogo, for shipment in July. When the Indiegogo campaign ends in late May, we will move Wiggy through our multi-stage marketing program described below under “Manufacturing and Distribution,” targeting the holiday season for full retail distribution.

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Products Under Development

We have three additional products that are near to fully developed, which we expect to introduce to the market during 2016:

●	TubeFriendstm. A TubeFriend has the unique ability to listen for ultrasonic audio triggers that have been embedded in YouTube videos created for this purpose by YouTube stars and personalities. While inaudible to the human ear, the trigger is recognized by the toy, which responds with entertaining actions, such as audio messages, flashing lights or vibrations that enhance the video experience. The technology supports a dialogue between the toy and the video, giving the user a discovery based experience.

●	Lingostm. Rosetta Stone Lingos are a fun, new way to introduce your child to the rich and diverse world we live in. Lingos are a series of characters developed by Rosetta Stone and licensed to Spiral Toys, which appeal to children and their heightened ability to learn and absorb new languages. Rosetta Stone’s patented SRE system is specifically designed to decipher and analyze detailed speech characteristics for unparalleled recognition accuracy of spoken words. Each collectable toy will involve a different language, and its accompanying stories and lessons will be themed to that language. The Lingos app will allow parents and children alike to create their own stories and original scenes with a customizable, object- based layout.

●	Vinyltm. This product embeds near field technology into physical stickers, with the result being an innovative way for children to share games, photos, music, videos and other content with each other. The “tagging” feature will enable kids to personalize each Vinyl and incorporate it into their social identity. Our development of Vinyl is complete. However, we cannot introduce it to the market until Apple makes the library for its latest iOS system available for developers. Our best guess is that this will happen in the summer of 2016; but Apple could decide otherwise.

Our developers are also working on products for 2017 entry to the market:

●	Battlekins. The Next Generation of “Toys to Life”, Battlekins lets the player physically control the outcome of the game. Our technology allows the Battlekins toys to be used as a controller for game play in team battle dynamics. The Shaker Switch hardware inside each toy is used to establish a variety of fun, unique game play mechanics from simple “shaking” and “slamming” actions as the control mechanics. Controller mechanics are based on timed shakes within key points of a meter, ending with a final slam-action to determine “accuracy”. Each collectible Battlekins character will be designed with colored, translucent areas of the body of the toy that will light up, glowing progressively brighter based on different actions such as “slam-action” and “shaking-action”.

●	PillowTalker. PillowTalker is a fresh and exciting reimagining of a child’s pillow allowing stories to come to life. Integrated with Spiral Toys’ Bluetooth platform and our ToyCloud enabled mobile application, the pillow connects to Bluetooth enabled phones and tablets to play content unlocked from different themed Pillowcases. Each Pillowcase contains a unique ID that identifies what content to play out of the built-in speaker. Every time a PillowTalker is inserted into a different themed Pillowcase, a new bedtime experience is unlocked.

Manufacturing and Distribution

The manufacturing and distribution of our initial product line, CloudPets, was organized to minimize the impact on our limited financial resources. The full responsibility for manufacturing was assigned to our distribution partner, Jay@Play, a Hong Kong enterprise. Jay@Play, in turn, engaged Animal Magic Asia, Limited to manufacture the units. Our involvement in the manufacturing and fulfillment process occurred only in the 2nd and 3rd quarters of 2015, when we purchased the electronic components for some of the units and resold them to Animal Magic Asia, in an effort to generate cash flow.

Manufacturing of Wiggy and future products will be carried out by fabricators under contract to Spiral Toys. Wiggy, for example, is being manufactured by China Well Industries and Seveco Global, both of Hong Kong, under contracts with our subsidiary, Spiral Toys Hong Kong Ltd. Future products may be manufactured by China Well, Seveco Global or another of the many fabricators available in Asia or domestically.

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Jay@Play handled all distribution of CloudPets, including a $9.6 million national advertising compaign featuring commercials on the most popular children’s networks. However, because we bore a small portion of the financial investment, our revenue from CloudPets has been, and will remain, modest. Therefore, with the improvement to our capital resources in the past year, we are introducing Wiggy to the market through the staged process that we expect will govern most of our future marketing programs. The stages leading up to full retail distribution are:

●	Completion of the product. While some toy manufacturers initiate their pre-order campaigns while the product is still in production, we believe that our brand will be strengthened by a policy of taking no orders until our product is proven. Pre-orders will not be solicited until we have a working prototype.

●	Solicit pre-orders on a crowdfunding site. Wiggy, for example, is currently offered for pre-order on Indiegogo, a popular crowdfunding site for new products, as a marketing campaign is launched on web and mobile-based digital platforms such as AdWords, Google Search, YouTube and Facebook. In a pre-order period of a month or so, we will seek to create word-of-mouth interest in our product. The technology of the crowdfunding site also allows us to test and alter our marketing approach on the go, so we can determine the most effective approach to potential customers.

●	Online and direct marketing sales. As soon as the pre-order period ends, we will make the product available on Amazon and simultaneously initiate direct marketing campaigns, both online and through television. These campaigns are designed to generate sales, but also, perhaps more significantly, further expand awareness of our product in the market.

●	Full retail sales. After a three to four month period of online and direct marketing, we will move our product into retail stores, particularly the large chains such as Walmart, Target and Toys ‘R’ Us. Generally, we will utilize distributors to move our products into the chains, with a standard discount of 8% to 15% from wholesale prices.

Competitive Conditions

Competition in the toy market is intense as toy manufacturers continually search for innovative products that will appeal to children. Furthermore, volatility in consumer preferences with respect to family entertainment and low barriers to entering the toy and game market as well as the emergence of new technologies continually create new opportunities for existing competitors and start-ups to develop products that compete with our products. Our competitors include well-known, large toy manufacturers such as Mattel, Hasbro, Disney and Activision, each of which has sufficient capital resources to overwhelm any of our marketing programs if it decided to compete directly. There are also dozens of up-and-coming toy developers, some of which can be expected to enter the market for electronically enhanced toys. This also gives Spiral an opportunity for acquisition, since innovation drives the industry.

Spiral has built the following structure which gives it the ability to bring its products to market rapidly.

●	An internal technology team focused on rapid prototyping, product development, and production readiness;.

●	A Hong Kong based organization focused on production readiness and low cost manufacturing;

●	A North American business development team responsible for structuring transactions with launch partners;

●	Marketing relationships that enable Spiral Toys to launch brands on television and digital media, which aids in establishing the brands and selling the product.

Spiral Toys believes that speed to market provides a competitive advantage over companies that perform technology development or larger companies that cannot move product to market quickly. We have a streamlined infrastructure that relies heavily on forging third party relationships that will enable us to make changes to our business model and operations in an efficient manner.

Our Corporate Organization

Our core operations are carried out by our wholly-owned subsidiary, Spiral Toys, LLC, which was organized in California in 2011. In 2015 we organized two wholly-owned offshore subsidiaries:

●	Spiral Toys Ltd., a British Columbia entity formed on February 27, 2015. Spiral Toys, Ltd. carries out some of our development projects, enabling us to take advantage of credits provided by Canada to enterprises engaged in software development within the borders of that nation.

●	Spiral Toys Hong Kong Ltd. was organized in Hong Kong in March 2015. Spiral Toys Hong Kong Ltd. is our corporate interface with the enterprises in China that manufacture our products, enabling us to take advantage of benefits provided by China to trade relationships involving Hong Kong entities.

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Litigation

On September 30, 2015, Shana Lee McCart-Pollak d/b/a LOL Buddies Enterprises, filed a complaint against On Demand Direct Response, LLC and On Demand Direct Response III, LLC, As Seen on TV, Inc., Spiral Toys LLC, Mark Meyers, Dragon-I Toys LLC, Jay at Play Int’l, Digital Target Marketing, Hutton Miller and Echo Factory in the United States District Court for the District of Nevada alleging conversion and that the CloudPets technology infringed upon Ms. Pollak’s inventions “Lots of Love Buddies”. Ms. Pollak’s action seeks unspecified damages. The Company believes these claims have no merit, and has answered the complaint denying the substantive allegations.

Employees

Spiral Toys currently employs eleven full-time and one part-time employee. None of Spiral Toys’ employees are part of a collective bargaining agreement; we have had no work stoppages relating to employment contract disputes, and we believe our relationship with our employees is good.

Properties

Our executive offices occupy 1,979 square feet at 30077 Agoura Court, Suite 230, Agoura Hills, California. We leased this facility at a monthly rate of $3,661.15 per month. The lease term is from October 1, 2015 through September 30, 2018. This facility is suitable and adequate for our operations for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Development of Our Business

The nature of our business changed completely on July 1, 2014. On that date, we acquired 100% ownership of Spiral Toys, LLC, which designs and distributes physical toys as well as online entertainment applications. As such, our business is now focused in the development, manufacture, licensing and distribution of entertainment properties, both physically and via digital media.

On the same date, the Company divested itself of its prior business, Lexi-Luu Designs. Hubert Blanchette, from whom we acquired Lexi-Luu Designs, Inc., exercised his option to repurchase Lexi-Luu Designs from us in exchange for the 2.5 million Spiral Toys Inc. shares that were the purchase price we paid for Lexi-Luu Designs in 2010. As a result of these events occurring, our financial statements for the year ended December 31, 2104 reflect the financial condition and results of operations of Lexi-Luu Designs, Inc. as a discontinued operation.

Results of Operations

Year ended December 31, 2015 compared to the year ended December 31, 2014

In both 2014 and 2015, all of our revenue (other than consulting revenue of $20,572 in 2015 and $74,978 in 2014) arose from marketing of our CloudPetstm product line, which was developed by Spiral Toys, LLC prior to our acquisition of that entity. Due to our modest capital resources, we introduced this initial product to market in the manner that involved least cost to Spiral Toys: we licensed the design and technology to an established toy distributor to be manufactured and sold to retail stores. The revenue that we realized from CloudPets came in two streams:

●	Our license to the distributor provides for a royalty payment to Spiral Toys of $.32 per unit shipped to a retail store, with adjustments to reimburse Spiral Toys for certain development costs of $.20 for the first 1,000,000 units as well as adjustments for certain expenses incurred by the licensee. All of our non-consulting revenue in 2014 (i.e. $194,321) came from this royalty; in 2015 we earned $250,679 in royalties on the shipment of 482,075 CloudPets units.

●	In the 2nd and 3rd quarters of 2015 we enlarged our involvement in the manufacture and distribution of CloudPets by engaging an electronic components fabricator to produce the electronics module for the CloudPets on the basis of our design. The fabricator’s fee was billed to our account, when the component was shipped to Animal Magic Asia, Ltd., the entity engaged by our licensee to manufacture the CloudPets. Simultaneous with that shipment, we recorded “product sales” revenue in the amount owed to us by the manufacturer for the components. During the 2nd and 3rd quarters of 2015 we recorded $5,684,717 in revenue from the sale of 1,289,268 CloudPets components, and incurred $4,946,397 in related expenses, which was recorded as cost of goods sold.

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We anticipate a third revenue stream from the CloudPets product line: sales to CloudPets owners of digital content through the Apple APP Store and the Android Marketplace. We recognized no revenue from this stream in 2015 or 2014.

Our involvement in purchasing and reselling components for the CloudPets during 2015 provided us needed cash flow. The gross margin of less than 15% that we realized on the sales, however, was inadequate to offset the administrative costs that we incurred from our involvement in that process, including management, bookkeeping, etc. For that reason, we terminated that program after the 3rd quarter of 2015. Revenue from CloudPets going forward will consist only of royalties and sales of digital content, if any. Our overall revenues for 2016 and beyond, therefore, will be primarily attributable to Wiggytm, the product we introduced to the market in April 2016, and other products we have scheduled for future introduction.

With the addition of the revenue that we earned by consulting for a major studio regarding the development of its entertainment properties ($20,572 in 2015 and $74,978 in 2014), our revenues for 2015 and 2014 were $5,955,968 and $269,299, respectively. After deducting the cost of CloudPets electronic components from our 2015 revenue, we recorded gross profit of $1,009,571 (a margin of 17%) in 2015 and $269,299 (identical to our revenue) in 2014.

Our operating expenses for 2015 totaled $3,371,524, a reduction of 8% from operating expenses in 2014. Included in our 2015 operating expenses was $101,032 attributable to our Canadian subsidiary, Spiral Ltd., which manages our product development activities in Canada. We paid a portion of our 2015 operating expenses by issuing common stock with a market value of $441,668; the remainder was paid in cash or accrued.

The largest components of operating expenses in 2015 were:

●	Salaries, wages and consulting fees totaling $1,120,810. In order to compete effectively in the highly competitive electronic toys industry, we require top flight design, development and marketing personnel. Bringing the necessary staff on board results, in our early stages, in compensation charges that are disproportionate to our gross income. However, we expect our investment in personnel to be justified by our future growth.

●	Legal and professional expenses totaling $1,069,771. The largest category within this item, $447,231, consisted of legal fees that we incurred in connection with our litigation matters, patent applications, corporate development and ongoing SEC reporting. We have taken steps to reduce our legal expenses for 2016, and expect the aggregate for 2016 to be significantly less than 2015.

●	Product development costs totaling $854,414. This primarily represents payments to developers to whom we outsourced significant portions of our several development projects. Our goal for the future is to bring in-house all of our development activities, other than those requiring unique skills. At present, however, our limited resources require that we utilize independent developers for large portions of our development activities. In addition, though, our license of CloudPets to its distributor provides that $.20 from royalties or revenues from each of the first million units is set aside to be used for application development. We submitted documentation the our licensee to support this reimbursement and accrued $98,776, which is included in royalty income and is included as part of product development expenses.

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The largest factor swelling operating expenses in 2014 was the $2,840,203 impairment of goodwill that we recorded at December 31, 2014. The impairment followed from the July 1, 2014 acquisition of Spiral Toys, LLC, in exchange for which we issued 18,130,667 shares of Spiral Toys common stock, causing us to recognize $2,840,203 of goodwill upon the acquisition. At year end, management analyzed the present value of goodwill and, based on the uncertainty of future revenue streams, determined that a complete write- off was prudent. Therefore, a non-cash charge of $2,840,203 was recorded as an operating expense for the year ended December 31, 2104.

The Company’s balance sheet showed no debt at the end of 2015 and a modest amount of debt at the end of 2014. We incurred substantial interest charges, however, due to a contract we entered in July 2014 with a firm that provided marketing services. Each month, pursuant to the agreement, Spiral Toys issued to the vendor a $7,000 promissory notes which the vendor could exchange for common stock at an effective conversion rate of $0.12½ per share. During 2015, due to the beneficial conversion feature of the note, the Company incurred $42,000 of interest expense. At year end we reached a compromise with the vendor, such that there were no notes outstanding at December 31, 2015.

After offsetting gross profit against our operating expenses, we recorded an operating loss of $2,361,953 for 2015, and an operating loss of $3,382,390 for 2014. Our only non-operating expense for 2014 was interest totaling $54,065, resulting in a net loss of $3,436,455. In 2015, in addition to interest expense of $52,521, we recorded a gain of $21,632 as the aggregate of income and expenses arising from our resolutions of debts remaining from the pre-Spiral period. Our net loss for 2015, therefore, was $2,392,842.

Spiral Toys is increasing its operations in connection with its plans to launch several products during 2016. In connection with that surge, we are adding to our staff and expect salaries, wages and consulting fees, as well as product development costs, to increase significantly in 2016.

Liquidity and Capital Resources

Our operations used $2,007,279 in cash during 2015, approximately equal to our net loss offset by the $441,668 non-cash expenses we incurred from issuing stock to consultants and management. In 2014 our operations used $553,377 in cash, approximately equal to our net loss for that year reduced by the $2,840,203 non-cash goodwill impairment charge that we recorded at the end of 2014.

The growth in our accounts receivable during 2015 exceeded our gross profits. We were able to offset the effect of the $1,587,583 increase in accounts receivable by increasing our accounts payable by $1,442,439. Approximately 86% of our accounts receivable at December 31, 2015 was owed by Animal Magic Asia, Limited, the fabricator of the CloudPets units. Due to a payment issue between Animal Magic and its customer, little of that receivable has been paid to us since December 31, 2015. We are engaged in efforts to resolve the dispute, and still consider the receivable to be collectable. Nevertheless, the delay in collecting that receivable has forced us to delay payments to our vendors, which may have an adverse effect on our vendor relations.

Currently, our operations require approximately $200,000 per month. With no significant stream of revenues carried over from 2015, and plans to introduce four new products in 2016, we will continued to finance our operations from debt and equity sales. Our arrangement with the Selling Shareholders is providing us net cash proceeds of $1,081,000, which will fund our operations for half a year. Unless our new products provide significant revenues in the near term, we will need to secure additional financing later in the year to sustain our current level of operations. At present, we have no commitments for additional funding. We may find it difficult to obtain additional funding before we have satisfied the 10% Convertible Debentures.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

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In preparing our financial statements for 2015, there were two estimates made which were (a) subject to a high degree of uncertainty and (b) material to our results. These were:

●	The determination, explained in Note 2 to our Consolidated Financial Statements (“Significant Accounting Policies: Accounts Receivable and Allowance for Doubtful Accounts”), to record an allowance for doubtful accounts in the amount of $48,191. The determination was based on our review of the credit worthiness and credit history of the relevant customers and the results of our collection efforts.

●	The determination, described in Note 2 to our Consolidated Financial Statements (“Significant Accounting Policies: Valuation Allowance and Risks and Uncertainties”) and Note 11 (“Income Taxes”), to record a 100% valuation allowance with respect to the deferred tax asset arising from our accumulated loss. The determination was based on our inability to posit it more likely than not that we will generate sufficient taxable income to realize the value of the deferred tax asset.

We made no material changes to our critical accounting policies in connection with the preparation of financial statements for 2015.

Recently Issued Accounting Pronouncements

New accounting rules and disclosure requirements can have a significant impact on the comparability of our financial statements. As of December 31, 2015, however, there were no recent accounting pronouncements that have had a material effect on our financial statements.

Off-Balance Sheet Arrangements

Spiral Toys had no off-balance sheet arrangements at December 31, 2015 or December 31, 2014 that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

MANAGEMENT

The following individuals are the members of Spiral Toys’ Board of Directors and/or its executive officers.

Name	Age	Position	Member of the Board Since
Mark Meyers	43	Chairman, Chief Executive Officer	2014
David Christopher Adams	48	Director	2014
Gary Paccagnini	57	Director	2015
Michael Drath	43	Director	2015
Akio Ariura	58	Chief Financial Officer	—

Mark Meyers. Mr. Meyers has been the CEO, President, Secretary and Director of Spiral Toys, Inc. since it acquired Spiral Toys LLC in July 2014. He is the founder of Spiral Toys LLC, which began in 2011. From 2005 until 2011, Mr. Meyers was employed as Vice President of Interactive Studios at The Walt Disney Company, where he developed and launched several key interactive franchises for the company. From 2002 until 2005, Mark Meyers was employed as Studio General Manager at Sony Computer Entertainment. Prior to that, he was employed as Studio General Manager at Midway Games. Mr. Meyers was appointed to the board of directors of Spiral Toys because, with over 18 years of experience in the creation of entertainment software and emerging technologies, he has a robust background in technology, management and product development.

David Christopher Adams. Mr. Adams has been involved in the management of international media, technology and entertainment (media) companies for the over 20 years. He was appointed to the Spiral Toys board to contribute his experience in development of international online entertainment brands. Currently, Mr. Adams holds a number of advisory, director and strategy consulting positions through his company, Orbit Media Group Pty Ltd, including with: Manalto (MTL.AX) as Non-Exec Director, National Storage (NSR.AX) as a consultant, Advisor to Haystack, VoiceByte, Konvo and others. From March 2013 to December 2104, Mr. Adams was employed as CEO and Executive Director of RivusTV Ltd. d/b/a Spondo, where he was responsible for the overall operations of the business and for capital formation. From April 2011 to December 2012, Mr. Adams was Founder of Beachball Media, which functioned as a social and digital media agency. Prior to that, he consulted to various entities both in Australia and the US. From June 2008 to November 2009 Mr. Adams served as a consultant to Glam Media, where he contributed to the development and launch of Glam’s video platform, GlamTV. During his tenure at Facebook, from July 2006 to October 2008, Mr. Adams was a Producer responsible for developing the user-generated content/reality show, “Facebook Diaries”. From December 2003 to January 2006, Mr. Adams was employed by Participant Media, a film company, as Chief Visionary Officer and Senior V.P. for Business Development. In the six prior years, Mr. Adams held consulting or senior management positions in the software industry with Lycos, Amazon and as VP of Sales of Xpherix. Mr. Adams was awarded an MFA in professional writing in 1995 by the University of Southern California and a B.A. with majors in English Literature and Mass Communications in 1989 by the University of Denver. Mr. Adams’ management experience and his experience with media companies led us to the conclusion that he should serve as a Director.

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Gary Paccagnini. Mr. Paccagnini brings more than 32 years of financial services experience to Spiral Toys. Mr. Paccagnini’s experience, including 25 years spent as an equity trader, provides capital markets leadership to Spiral Toys’ board of directors. Mr. Paccagnini is currently an employee at EBNY Insurance Services, where he has served for the past eight years. Prior, he worked as a Senior Vice President of Equities for Goldman Sachs where he was an NYSE trading floor specialist. Prior to that, Mr. Paccagnini served as an equity trader and Limited Partner with Spear, Leeds & Kellogg. Mr. Paccagnini earned his Bachelor of Science degree from Montclair State University. Mr. Paccagnini’s experience in the financial services industry led us to the conclusion that he should serve as a director.

Michael Drath. Mr. Drath brings more than 15 years of corporate strategy, finance and operations experience, in public company and start-up environments. His experience includes consumer-facing media, products and services, Disney Consumer Products and Disney Mobile in both physical product and digital content sales. Since 2013, he has been the chief operating officer and chief financial officer of theAudience. Mr. Drath previously worked as a strategic and financial advisor for various media clients. Prior to 2013, Drath served as head of finance at Disney Mobile, as well as director of strategy and business development for Disney Consumer Products. He has also held various leadership and finance positions with Nielsen/The Cambridge Group, Bain & Company, and Deloitte. Mr. Drath earned his MBA with High Distinction from the University of Michigan’s Ross School of Business, and received Bachelor of Accounting and Bachelor of Commerce degrees from the University of the Witwatersrand, Johannesburg, South Africa. Mr. Drath’s extensive experiod in the area of product and digital content sales led us to the conclusion that he should serve as a director.

Akio Ariura. Mr. Ariura has more than 35 years of finance and management experience in public company and start-up environments From April 2014 until his appointment as Chief Financial Officer in July 2015, Mr. Ariura served as an independent contractor for various entities such as Kibush Capital Corporation, providing accounting and other financial and management services. From August 2006, Mr. Ariura was first, the Chief Financial Officer, and from November 2008 until April 2014, the Chief Financial and Operating Officer, of Radient Pharmaceuticals Corporation, a formerly publicly-traded corporation engaged in the research, development, manufacturing, sale and marketing of the Onko-Sure® test kit, a proprietary in-vitro diagnostic cancer test. From September 2004 until joining Radient Pharmaceuticals Corporation, Mr. Ariura was employed by Resources Global Professionals, providing both public and private companies with consulting services relating to Sarbanes-Oxley compliance, SEC filings and special project financial and management services. Mr. Ariura received a B.S. in Business Administration from University of Southern California.

Family Relationships

There are no family relationships among any of the directors and executive officers identified above.

Audit Committee; Compensation Committee; Nominating Committee

The Board of Directors has not yet appointed an Audit Committee, a Compensation Committee or a Nominating Committee, due to the small size of the Board. The functions that would be performed by such committees are performed by the Board of Directors. The Board of Directors does not have yet an “audit committee financial expert,” as we have not been able to recruit a qualified person to join the Board.

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Director Independence

The Following members of our Board of Directors are independent, as “independent” is defined in the NASDAQ Listing Rules: David Christophor Adams, Michael Drath and Gary Paccagnini.

Code of Business Conduct and Ethics

We have not adopted a code of business conduct and ethics for our directors and officers, due to the small number of members of management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid to our Chief Executive Officers for services as such during the past three fiscal years. There were no other executive officers whose total salary and bonus for the fiscal year ended December 31, 2015 exceeded $100,000.

	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Other Compensation(4)	Total
Mark Meyers(1)	2015	$250,000	$65,000	—	—	$12,129	$327,129
	2014	$120,000	—	—	—	$1,554	$124,554

Gordon McDougall(2)	2014	$44,500	—	—	—	—	$44,500

Peter Henricsson(3)	2014	$3,250	—	—	—	—	$3,250
	2013	—	—	—	—	—	—

(1)	Mr. Meyers has served as Chief Executive Officer since July 1, 2014.

(2)	Mr. McDougall served as Chief Executive Officer from January 27, 2014 until July 1, 2014.

(3)	Mr. Henricsson served as Chief Executive Officer from 2010 until January 27, 2014.

(4)	Spiral Toys paid Mr. Meyers $12,129 in 2015 and $1,554 in 2014 to reimburse him for health insurance premiums he incurred.

Employment Agreements

Mark Meyers - Chief Executive Officer

In connection with the acquisition of Spiral Toys LLC on July 1, 2014, Spiral Toys Inc. and Mark Meyers entered into a Conditional Stock Grant Agreement, pursuant to which Spiral Toys Inc. agreed to issue to Mr. Meyers up to an aggregate of 4,126,133 shares of common stock upon the satisfaction of any of the following performance based milestones:

●	If during any fiscal quarter, the Company’s operations on a consolidated basis (excluding operations of the Company discontinued after July 1, 2014 and the operations of any subsidiary acquired after July 1, 2014) (the “Company Operations”) resulted in net cash, calculated in accordance with generally accepted accounting principles, then the Company will issue 2,063,067 shares of common stock to Mr. Meyers.

●	If during each of three consecutive calendar months the Company records “Adjusted Income from Operations” then the Company will issue 2,063,066 shares of common stock to Mr. Meyers. Adjusted Income from Operations shall mean income from Company operations, calculated in accordance with generally accepted accounting principles, including appropriate accruals but excluding any non-cash transactions such as stock-based compensation or amortization of goodwill.

●	In the event that the Company becomes a party to a merger or consolidation in which the Company is not the surviving entity, or in the event that the Company sells substantially all of its asset and adopts a plan of liquidation, and if, on the date the Company executes the contract agreeing to such merger, consolidation or sale, the Company has recorded revenue during the preceding fiscal quarter, then the day prior to the effective date of such transaction the Company share issue 4,126,133 shares of common stock to Mr. Meyers, less any shares of common stock issued as described above.

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To date, no shares have been issued pursuant to the Conditional Stock Grant Agreement. The Conditional Stock Grant Agreement will terminate on August 11, 2017.

Akio Ariura - Chief Financial Officer

Spiral Toys has an employment agreement with Akio Ariura dated July 17, 2015, pursuant to which the Company has agreed to pay Mr. Ariura, the Company’s Chief Financial Officer, a salary of $150,000 per year. In addition, the Company agreed to recommend to the board of directors a grant of 500,000 restricted shares of the Company’s common stock (the “Restricted Stock”) to be issued under the Company’s equity incentive plan in effect at the time of the grant The Company agreed to recommend to the Board that the Restricted Stock be subject to the following vesting schedule: one-half of the shares of Restricted Stock will vest on July 17, 2016 and one-half of the shares of Restricted Stock will vest on July 17, 2018, provided that Mr. Ariura remains an employee of the Company on the applicable vesting dates. If the Company is successful in listing its common stock on The NASDAQ Stock Market LLC or another national stock exchange, or if a Change in Control (as defined in the Plan) occurs, all unvested shares of the Restricted Stock will immediately vest. The Company also agreed to pay Mr. Ariura an amount not to exceed $1,200 per month (the “Benefit Payment”) for his purchase of health insurance benefits. As of the date of this prospectus, the Restricted Stock has not been issued.

Mr. Ariura is an employee at will. Upon termination of his employment, unless the Company and Mr. Ariura agree in writing to another arrangement, Mr. Ariura will be entitled to receive (i) any accrued and unpaid compensation earned up to and including the date of his termination and (ii) that portion of the Benefit Payment earned up to and including the date of his termination.

Outstanding Equity Awards at Fiscal Year End

The following tables set forth certain information regarding the stock options acquired by our Chief Executive Officer during the year ended December 31, 2015 and those options held by him on December 31, 2015.

Option Grants in the Last Fiscal Year

	Number of securities underlying option	Percent of total options granted to employees in fiscal	Exercise Price	Expiration	Potential realizable value at assumed annual rates of appreciation for option term
	granted	year	($/share)	Date	5%	10%
Mark Meyers	—	—	—	—	—	—

The following tables set forth certain information regarding the stock grants received by the executive officer named in the table above during the year ended December 31, 2015 and held by him unvested at December 31, 2015.

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Unvested Stock Awards in the Last Fiscal Year

	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested
Mark Meyers	—	—

Board of Directors Compensation

The Company has agreed to issue 150,000 shares of common stock to David Christopher Adams, which will vest quarterly over his two years of service on the Board of Directors, beginning in August 2014. To date, 75,000 of those shares have been issued. The aggregate fair value of the common stock on the date of grant, computed in accordance with ASC Topic 718, was $37,800.

Except as set forth in the preceding paragraph, no compensation was given to members of the board of directors for services during 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At December 31, 2014 there were outstanding notes issued by Spiral Toys in the aggregate amount of $115,738 held by Gordon McDougall, then a member of the Spiral Toys Board of Directors, Tezi Advisory Inc., a company owned by Mr. McDougall, and Peter Henricsson, formerly a member of the Spiral Toys Board of Directors. The notes bore interest at rates ranging up to 12% per annum. On September 11, 2015, Spiral Toys entered into a Debt Settlement Agreement with Messrs. McDougall and Henricsson, as well as with Tezi Advisory, pursuant to which Spiral Toys paid $100,000 in full settlement of the notes. On that same day, Mr. McDougall resigned from his position on the Spiral Toys Board of Directors. Subsequently, Laura Fewtrell, Mr. McDougall’s spouse, released Spiral Toys from any liability arising from funds that she contributed toward the purchase of the notes.

Except as noted above, none of the officers or directors of Spiral Toys or its subsidiaries, while serving as such, has engaged in any transaction with Spiral Toys during the past two fiscal years or the current fiscal year that had a transaction value in excess of the lesser of $120,000 or one percent of the average of the Company’s total assets as of December 31, 2015 and December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our voting stock as of the date of this prospectus by the following:

●	each shareholder known by us to own beneficially more than 5% of any class of our voting stock;

●	Mark Meyers, our Chief Executive Officer;

●	each of our directors; and

●	all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these “issuable” shares in the outstanding shares when we compute the percent ownership of any other person

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Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Mark Meyers(1)	9,483,528	19.1%
David Christopher Adams(1)	75,000	0.2%
Gary Paccagnini(1)	499,901	1.0%
Michael Drath(1)	—	—
All officers and directors as a group (6 persons)	13,684,562	27.5%
Netcom Enterprises Inc.(2)	5,090,000	10.2%
Jorge Freitas(1)	3,626,133	7.3%
Natal Holdings LLC(3)	3,390,000	6.8%

(1)	The address for Messrs. Meyers, Adams, Paccagnini, Drath and Freitas is c/o Spiral Toys, Inc., 30077 Agoura Court, Suite 230, Agoura Hills, CA 91301.

(2)	The address of Netcom Enterprises Inc. is No. 1 Orchid Garden Street, Belmopan, Belize.

(3)	The address of Natal Holdings LLC is 18521 E. Queen Creek 105, #201, Queen Creek, AZ 85142. William Clayton, as Manager of Natal Holdings LLC, has sole voting and dispositional authority over shares owned by Natal Holdings, LLC.

DESCRIPTION OF OUR SECURITIES

General

Our authorized capital stock consists of 149,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 shares of blank check preferred stock, par value of $0.001 per share. There are 49,685,215 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on by our stockholders. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors if it chooses to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We do not anticipate paying any cash dividends on the common stock in the foreseeable future.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of any series of our outstanding preferred stock receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

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Blank Check Preferred Stock

Our Articles of Incorporation gives the Board of Directors authority to issue 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Among the rights and preferences that the Board may assign to the preferred stock are dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any shares of preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

10% Convertible Debentures

On April 11, 2016 Spiral Toys entered into a Securities Purchase Agreement with the Selling Shareholders. Pursuant to that agreement, on April 12, 2016 Spiral Toys issued to the Selling Shareholders 10% Convertible Debentures in the aggregate principal amount of $756,250. The purchase price paid by the Selling Shareholders was $625,000. The aggregate principal amount of the 10% Convertible Debentures will be reduced to $675,800 if, on or prior to July 11, 2016, the SEC declares effective the registration statement of which this prospectus is a part. On or immediately after the date of this prospectus, pursuant to the Securities Purchase Agreement, Spiral Toys will sell to the Selling Shareholders additional 10% Convertible Debentures in the aggregate principal amount of $594,000 for a purchase price of $550,000.

The 10% Convertible Debentures had the following terms, inter alia:

●	Each Debenture matures one year from the date on which it was issued.

●	The Debentures bear interest at 10% per annum. The Debentures have a make-whole provision, such that Spiral Toys must pay interest equal to a full 10% of the principal amount, even if the principal is repaid or converted prior to the maturity date. Accordingly, the interest to be paid on the 10% Convertible Debentures due on April 12, 2017 will total $75,625 (or $67,580, if this registration statement is declared effective on or before July 11, 2016). The interest to be paid on the second set of 10% Convertible Debentures will total $59,400.

●	Spiral Toys can pay the interest in cash, or can opt to satisfy the interest obligation by issuing shares of common stock, provided that certain equity conditions have been satisfied. If Spiral Toys pays the interest in shares, the shares will be valued at the lesser of $.35 per share or 70% of the lowest volume weighted average price (“VWAP”) reported for the common stock during the 15 trading days prior to the payment.

●	Each Selling Shareholder may convert the principal amount of a Debenture into shares of Spiral Toys common stock at a conversion price of $.35 per share. If at any time the five day average VWAP for Spiral Toys common stock falls below $.22 or the single day VWAP falls below $.15, the conversion price will be adjusted to equal the lesser of $.35 or 70% of the lowest VWAP during the 15 trading days prior to conversion.

●	Once each month, commencing on the day before the five month anniversary of the issuance of a Debenture, Spiral Toys is required to pay one-eighth of the principal amount of the Debenture plus the interest and make-whole with respect to that one-eighth, in cash or in stock. If Spiral Toys opts to make the payment in stock, the conversion price per share will equal the lesser of $.35 or 70% of the lowest VWAP during the 15 trading days prior to the payment date.

●	Subject to certain equity conditions, Spiral Toys may redeem all or part of the principal amount of the Debentures by paying 110% of the principal amount redeemed plus the accrued interest and the make-whole with respect to the redeemed principal amount.

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8% Convertible Notes and Warrants

On January 22, 2016, Spiral Toys, Inc. sold to two investors, for an aggregate purchase price of $200,000, securities consisting of (a) 8% original issue discount promissory notes in the aggregate principal amount of $216,000 and (b) warrants to purchase up to 470,000 shares of Spiral Toys common stock at an exercise price of $0.50 per share. The Notes are subject to a one-time interest charge of 8%, and the principal amount underlying each Note and the interest accrued thereon is due and payable on September 22, 2016. Upon the occurrence of any event of default that has not been cured as described in the Note, each note holder shall have the right, but not the obligation, to convert the outstanding balance of the Note along with all unpaid interest into shares of Spiral Toys common stock at a conversion price equal to 65% of the lowest sale price occurring during the fifteen (15) consecutive trading days immediately preceding the applicable conversion date, provided, however, in no event shall the conversion price be lower than $0.01 per share.

The warrants terminate on January 22, 2019. They are subject to certain anti-dilution protections.

Nevada Anti-Takeover Statute

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (the “NRS”), generally prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder or (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder. After the expiration of two years after the person becomes an interested stockholder, a Nevada corporation subject to the statue may not engage in a combination with an interested stockholder unless:

●	either (a) or (b) above are satisfied;

●	the combination is approved after expiration of such two year period by a majority of the voting power held by disinterred stockholders; or

●	the consideration to be paid in the combination is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher or (ii) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

27

SELLING SHAREHOLDERS

The common stock being offered by the Selling Shareholders are those previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon conversion of the Debentures. For additional information regarding the issuances of the Debentures, see “Description of our Securities: 10% Convertible Debentures” above. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the Debentures, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Shareholders. The second column lists the number of shares of common stock beneficially owned by each Selling Shareholder, based on its ownership of the Debentures, as of May 5, 2016, assuming conversion of Debentures held by the Selling Shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon conversion of the Debentures, determined as if the outstanding Debentures were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the conversion of the Debentures. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Debentures, a Selling Shareholder may not convert the Debentures to the extent such conversion would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the Debentures which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Anson Investments Master Fund LP	5,734,652	5,734,652	—
Himmil Investments Ltd.	5,734,652	5,734,652	—
TOTAL	11,469,304	11,469,304	—

PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

28

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

29

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Our counsel, Robert Brantl, Esq., 52 Mulligan Lane, Irvington, NY 10533, has issued an opinion about certain legal matters with respect to the securities. Mr. Brantl owns 25,000 shares of our common stock.

EXPERTS

The consolidated financial statements of our company for the year ended December 31, 2015 that are included in this prospectus and in the registration statement have been audited by Haynie & Company, independent registered public accountants, to the extent and for the period set forth in its report. The financial statements are included in this prospectus in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The consolidated financial statements of our company for the year ended December 31, 2014 that are included in this prospectus and in the registration statement have been audited by HJ Associates & Consultants, LLP, independent registered public accountants, to the extent and for the period set forth in its report. The financial statements are included in this prospectus in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains the registration statement as well as reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

30

SPIRAL TOYS INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2014 and 2014

31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Spiral Toys, Inc.

Agoura Hills, California

We have audited the accompanying consolidated balance sheet of Spiral Toys, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spiral Toys, Inc. and subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had an accumulated deficit at December 31, 2015, a net loss, and negative cash flows from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Haynie & Company
Haynie & Company
Salt Lake City, Utah
March 30, 2016

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Spiral Toys, Inc.

Agoura Hills, California

We have audited the accompanying consolidated balance sheet of Spiral Toys, Inc. (the Company) as of December 31, 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spiral Toys, Inc. as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company had an accumulated deficit at December 31, 2014, a net loss, and negative cash flows from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
April 15, 2015

F-2

SPIRAL TOYS, INC.

Consolidated Balance Sheets

	For the Years Ended
	December 31,
	2015	2014

ASSETS
CURRENT ASSETS
Cash	$180,743	$245,091
Accounts receivable, net of allowance of $48,191	1,539,392	-
Prepaid Expense	23,895	-
Total Current Assets	1,744,030	245,091
OTHER ASSETS
Security deposit	6,800
Goodwill (Note 6)	-	-
Total Other Assets	6,800	-
TOTAL ASSETS	$1,750,830	$245,091

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,557,488	$115,049
Convertible short term notes	-	42,000
Current maturities of notes payable - related parties	-	115,738
Deferred revenue	-	-
Interest payable	-	21,079
Total Current Liabilities	1,557,488	293,866
TOTAL LIABILITIES	1,557,488	293,866

STOCKHOLDERS’ DEFICIT
Preferred stock: par value $0.001, 1,000,000 shares authorized; zero shares issued and outstanding	-	-
Common stock: par value $0.001, 74,000,000 shares authorized; 48,833,919 and 41,336,667 shares issued and outstanding, respectively	48,833	41,337
Additional paid-in capital	6,838,283	4,208,516
Accumulated other comprehensive loss	(2,304)	-
Accumulated deficit	(6,691,470)	(4,298,628)
TOTAL STOCKHOLDERS’ (DEFICIT)	193,342	(48,775)
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$1,750,830	$245,091

See accompanying notes to the consolidated financial statements.

F-3

SPIRAL TOYS, INC.

Consolidated Statements of Operations

	For the Year Ended
	December 31,
	2015	2014

SALES
Product sales, net	$5,684,717	$194,321
Royalty income	250,679	-
Consulting- product development	20,572	74,978
Total Sales	5,955,968	269,299
COST OF GOODS SOLD	4,946,397	-
GROSS MARGIN	1,009,571	269,299

OPERATING EXPENSES
Media costs	-	61,448
Product development costs	854,414	82,368
Legal and professional expenses	1,069,771	243,702
Salaries and wages and consulting	1,120,810	350,391
General and administrative	278,338	73,577
Bad debt expense	48,191
Impairment of goodwill	-	2,840,203
Total Operating Expenses	3,371,524	3,651,689
LOSS FROM OPERATIONS	(2,361,953)	(3,382,390)
OTHER EXPENSE
Interest expense	(52,521)	(54,065)
Loss on conversion	(45,360)	-
Gain on forgiveness of debt	21,000	-
Gain on settlement of notes payable	45,992	-
Total Other Expense	(30,889)	(54,065)
LOSS BEFORE INCOME TAX PROVISION	(2,392,842)	(3,436,455)
Income tax provision	-	-
NET LOSS FROM CONTINUING OPERATIONS	(2,392,842)	(3,436,455)
Net loss attributable to Discontinued operations	-	(23,752)
NET INCOME (LOSS)	$(2,392,842)	$(3,460,207)
OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	2,304	-
COMPREHENSIVE LOSS	$(2,395,146)	$(3,460,207)

NET INCOME (LOSS) PER COMMON SHARE
BASIC AND DILUTED
Continuing operations	$(0.05)	$(0.12)
Discontinued operations	$(0.00)	$(0.00)
Total	$(0.05)	$(0.12)

Weighted average common shares outstanding
BASIC AND DILUTED	45,844,498	29,413,197

See accompanying notes to the consolidated financial statements.

F-4

SPIRAL TOYS, INC.

Consolidated Statements of Stockholders’ Deficit

December 31, 2015 and December 31, 2014

	Common Stock		Paid-In	Other Comprehensive	Accumulated	Non-Controlling	Stockholders’
	Shares	Amount	Capital	Income (Loss)	Deficit	Interest	Equity (Deficit)

Balance, December 31, 2013	20,630,667	$20,631	$74,615	$-	$(838,421)	$(69,836)	$(813,011)
Common shares issued for cash and subscriptions and receivable at $0.15 per share	4,847,333	4,847	722,208	-	-	-	727,055
Issuance of stock for Spiral Toys LLC	18,130,667	18,131	2,701,513	-	-	-	2,719,644
Disposition of discontinued operations	(2,500,000)	(2,500)	373,408	-	-	74,586	445,494
Forgiveness of salary	-		276,250	-	-	-	276,250
Related party contributed capital	-		9,750	-	-	-	9,750
Shares issued for services	228,000	228	50,772	-	-	-	51,000
Net loss for the year ended December 31, 2014	-	-	-	-	(3,460,207)	(4,750)	(3,464,957)
Balance, December 31, 2014	41,336,667	$41,337	$4,208,516	$-	$(4,298,628)	$-	$(48,775)
Shares issued for cash	5,923,583	5,923	2,039,312	-	-	-	2,045,235
Shares issued for services	1,237,669	1,237	363,064	-	-	-	364,301
Shares issued for convertible notes	336,000	336	83,664	-	-	-	84,000
Market value of Stock for Services	-	-	77,367	-	-	-	77,367
Loss on Conversion-Non Cash	-	-	45,360	-	-	-	45,360
Beneficial conversion- Echo Q2 Notes	-	-	21,000	-	-	-	21,000
Translation loss	-	-	-	(2,304)	-	-	(2,304)
Net loss for the year ended December 31, 2015	-	-	-		(2,392,842)	-	(2,392,842)
	48,833,919	$48,833	$6,838,283	$(2,304)	$(6,691,470)	$-	$193,342

See accompanying notes to the consolidated financial statements.

F-5

SPIRAL TOYS, INC.

Consolidated Statements of Cash Flows

	For the Year Ended
	December 31,
	2015	2014

OPERATING ACTIVITIES:
Net income/(loss)	$(2,392,842)	$(3,460,207)
Adjustments to reconcile net loss to net cash used in operating activities:
Contributed capital (salary)	-	9,750
Bad debt expense	48,191
Beneficial conversion	21,000	-
Shares-based compensation related to common stock	441,668	9,000
Loss on debt extinguishment	45,360	-
Gain on note settlement	(21,000)	-
Gain on forgiveness of debt-related party	(45,992)	-
Notes for services	63,000	84,000
Impairment of goodwill	-	2,840,203
Changes in operating assets and liabilities:
Accounts receivable	(1,587,583)	-
Prepaid expenses	(23,895)
Accounts payable	1,442,439	71,590
Accrued expense	-	(120,567)
Security deposits	(6,800)
Notes payable related parties	-	-
Convertible notes payable	-	-
Accrued salaries	-	22,750
Accrued interest	9,175	11,011
Cash Used in Operating Activities - Continuing Operations	(2,007,279)	(532,470)
Cash Used in Operating Activities - Discontinued Operations	-	(907)
Net Cash Used in Operating Activities	(2,007,279)	(533,377)

INVESTING ACTIVITIES:
Cash received from purchase of subsidiary	-	8
Cash Provided from Investing Activities	-	8

FINANCING ACTIVITIES:
Payments on notes payable - related parties	(100,000)	-
Proceeds from notes payable - related parties	-	10,000
Proceeds from sale of common stock for cash	2,045,235	727,055
Cash Provided by Financing Activities - Continuing Operations	1,945,235	737,055
Cash Provided by Financing Activities - Discontinued Operations	-	24,659
Net Cash Provided by Financing Activities	1,945,235	761,714
Effect of exchange rates on cash and cash equivalents	(2,304)	-
NET CHANGE IN CASH	(64,348)	228,345
CASH AT BEGINNING OF YEAR	245,091	16,746
CASH AT END OF PERIOD	$180,743	$245,091

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$1,346	$-
Income tax paid	$3,200	$-
Non-Cash Investing and Financing Activities:
Common stock issued for notes payable	$84,000	$42,000
Acquisition of Spiral Toys LLC	$-	$2,719,644
Contribution of accrued salary payable to capital	$-	$276,250
Disposition of Lexi-Luu	$-	$370,908

See accompanying notes to the consolidated financial statements.

F-6

SPIRAL TOYS, INC.

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014

NOTE 1 – ORGANIZATION AND OPERATIONS

Spiral Toys, Inc (formerly known as Rocap Marketing Inc.)

Spiral Toys, Inc. (Rocap Marketing Inc, (“Spiral Toys” or the “Company”) was incorporated under the laws of the State of Nevada on September 2, 2010 under the name of Rocap Marketing Inc. In January 2015, the Company changed its name to Spiral Toys, Inc.

Spiral Toys LLC

Spiral Toys LLC, (“Spiral”) was formed as a limited liability company under the laws of the State of California on July 12, 2011. Spiral develops entertainment products including both physical toys as well as digital media. The acquisition of 100% of Spiral has been recorded using the purchase method of accounting in accordance with section 805-10-05 of the FASB Accounting Standards Codification. The Company allocated the purchase price of Spiral to the tangible assets acquired and liabilities assumed based on their estimated fair values. See Note 5.

During 2014, revenue was generated from two different sources. The first was consulting revenue and was recognized upon the fulfillment of contractual milestones with pre-set remuneration. The Company was engaged by a major studio in the development of entertainment properties. The second source was the sale of physical toys. The toys were sold through a third party distributor and the Company received fifty percent of the net profit per item.

Commencing in the second quarter of 2015, the Company recognized revenue from its physical toy line in two ways: The first is a result of manufacturing. Spiral is producing the electronics that are a part of the CloudPets line.

The unit is then assembled by a third party that is retained by our distributor. This revenue is recognized upon shipment of the completed electronic part to the third party. The second revenue source, which represents royalty income from license fees, is earned when the goods are shipped to the retailer.

The Company also earned revenue during the year ended December 31, 2015 from product development consulting fees.

Divestiture of Lexi-Luu Designs, Inc.

On September 15, 2010, the Company acquired Lexi-Luu Designs, Inc. (Lexi-Luu) in exchange for 2.5 million shares of the Company’s common stock. Lexi-Luu manufactures and markets exclusive dancewear for youth.

On July 1, 2014 Mr. Hubert J. Blanchette, CEO of Lexi-Luu, exercised his right to exchange his 2.5 million common shares of Rocap for the return of 100 percent of the ownership of Lexi-Luu. This transaction effectively ended the parent-subsidiary relationship of Rocap and Lexi-Luu. As such, all references to Lexi-Luu activity in the financial statements are referred to as discontinued operations. See Footnote 5 “Discontinued Operations” for further discussion of the discontinued operations of Lexi-Luu.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Formation of Subsidiaries

During 2015, the Company formed two new subsidiaries.

Spiral Toys LTD. is a British Columbia entity formed on February 27, 2015. The purpose of Spiral Toys LTD. is to engage in the development of the Company’s products and offerings.

In March 2015, the Company organized Spiral Toys Hong Kong Ltd. in Hong Kong. Spiral Toys Hong Kong Ltd. was formed to enable the Company to monitor and oversee the production of Cloud Pets.

F-7

As of December 31, 2015, Spiral Toys Hong Kong Ltd.’s only asset was an accounts receivable of $34,749 USD, which was 100% reserved for bad debt and it had no liabilities; Spiral Toys LTD had no assets or liabilities as of December 31, 2015.

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principle of Consolidation

The Company applies the guidance of Topic 810 “Consolidation” of the FASB Accounting Standards Codification to determine whether and how to consolidate another entity. Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee. Pursuant to ASC Paragraph 810-10-15-8 the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, if any, in which the parent’s power to control exists.

The Company’s consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable interest
Spiral Toys LLC.	State of California	July 11, 2011 (July 1, 2014)	100%

Lexi-Luu Designs Inc. (discontinued 7/1/2014)	The State of Nevada	September 3, 2010 (September 15, 2010)	80%

Spiral Toys LTD	British Columbia	February 27, 2015	100%

Spiral Toys Hong Kong Ltd.	Hong Kong	March 2015	100%

The consolidated financial statements include all accounts of the Company and its consolidated subsidiaries and/or entities as of the reporting period ending dates and for the reporting periods then ended. All inter-company balances and transactions have been eliminated.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; allowance for doubtful accounts; inventory valuation and obsolescence; the carrying value, recoverability and impairment, if any, of long-lived assets including the values assigned to and the estimated useful lives of equipment, and goodwill; interest rate; revenue recognized or recognizable; sales returns and allowances; income tax rate, income tax provision, deferred tax assets and valuation allowance of deferred tax assets; and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

F-8

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Revenue Recognition

Revenues from the sales of our products are recognized when persuasive evidence of an arrangement exists, title and risk of loss have passed to the buyer, the price is fixed or readily determinable and collection is reasonably assured.

Revenues from royalty income and product sales are recognized when persuasive evidence of an arrangement exists, title and risk of loss have passed to the buyer, the price is fixed or readily determinable and collection is reasonably assured, as noted in the appropriate accounting guidance.

Revenue was comprised of:

●	Consulting and other revenue is recognized upon the fulfillment of contractual milestones with pre-set remuneration;

●	Revenue from the manufacture of the electronic component contained within the CloudPets line is recognized upon shipment of the completed electronic part to the third party;

●	Royalty revenue from license fees and reimbursement of product development costs, which is earned when the Cloudpets are shipped to the retailer.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The Company follows paragraph 310-10-50-9 of the FASB Accounting Standards Codification to estimate the allowance for doubtful accounts. The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customers’ current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.

Pursuant to paragraph 310-10-50-2 of the FASB Accounting Standards Codification account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has adopted paragraph 310-10-50-6 of the FASB Accounting Standards Codification and determines when receivables are past due or delinquent based on how recently payments have been received.

Outstanding account balances are reviewed individually for collectability. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Bad debt expense is included in general and administrative expenses, if any.

The Company’s allowance for doubtful accounts was $48,191 for December 31, 2015 and $0 for 2014.

The Company does not have any off-balance-sheet credit exposure to its customers.

F-9

Gross Margin

Gross margin is equal to product sales, net of allowances less cost of goods sold. Cost of goods sold is associated with sales of our CloudPets products and includes direct costs associated with the purchase of components, sub-assemblies, and finished goods, and costs associated with the packaging, preparation, and shipment of the product.

Sales Return Allowances.

The Company sells products to distributors who resell the products to end customers. Sales returns allowances are estimated based on historical return data, and recorded at the time of sale. If the quality or efficacy of our products deteriorates or market conditions otherwise change, actual returns could be significantly higher than estimated, resulting in potentially material differences in cash flows from operating activities. In the absence of substantial historical sales/return data, for the year ended December 31, 2015, the Company set up a reserve for returned components. The estimate used is 0.5% of product sales and is recorded as a reduction in revenue. In future quarters, the adequacy of this reserve will be ascertained and increased/decreased accordingly based on historical data.

Research and Development

Internal research and development costs are expensed as incurred. Non-refundable third party research and development costs are expensed when the contracted work has been performed.

Accounting for Debt Modifications and Extinguishments

If a debt modification is deemed to have been accomplished with debt instruments that are substantially different, the modification is accounted for as a debt extinguishment in accordance with FASB ASC 470-50, whereby the new debt instrument is initially recorded at fair value, and that amount is used to determine the debt extinguishment gain or loss to be recognized and the effective rate of the new instrument. If the present value of the cash flows under the terms of the new debt instrument is at least ten percent different from the present value of the remaining cash flows under the terms of the original instrument, the modification is deemed to have been accomplished with debt instruments that are substantially different. If it is determined that the present values of the original and new debt instruments are not substantially different, then a new effective interest rate is determined based on the carrying amount of the original debt instrument and the revised cash flows.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 —	Valuation based on unadjusted quoted market prices in active markets for identical securities.

Level 2 —	Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

F-10

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, other receivables, accounts payable salaries payable and interest payable, approximate their fair values because of the short maturity of these instruments.

The Company’s notes payable line item approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2015.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

It is not, however, practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Beneficial Conversion Features of Notes

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which include property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; and (v) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events( See Footnote 6 “Acquisition of Spiral Toys LLC” for a discussion of the impairment of goodwill and the subsequent charge-off.

F-11

Inherent Risk in the Estimates

Management makes estimates of fair values based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from revenues, customer relationships, key management and market positions, assumptions about the period of time the acquired trade names will continue to be used in the Company’s combined portfolio of products and/or services, and discount rates used to establish fair value. These estimates are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three to five years for tooling, five years for computers and vehicles, and five to seven years for furniture and equipment. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter. Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include (a). affiliates of the Company; (b). entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c). trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d). principal owners of the Company; (e). management of the Company; (f). other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g). other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: ( a). the nature of the relationship(s) involved; (b). description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c). the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d). amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

F-12

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Non-controlling Interest

The Company follows paragraph 810-10-65-1 of the FASB Accounting Standards Codification to report the non-controlling interest in the consolidated balance sheets within the equity section, separately from the Company’s stockholders’ equity. Non-controlling interest represents the non-controlling interest holder’s proportionate share of the equity of the Company’s majority-owned subsidiary. Non-controlling interest is adjusted for the non-controlling interest holder’s proportionate share of the earnings or losses and other comprehensive income (loss), if any, and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

General and Administrative Expenses

General and administrative expenses include those indirect costs of operating the business such as office supplies, travel and utilities. Net shipping and handling costs are immaterial and are therefore included in general administrative expenses.

Share-Based Compensation

All issuances of the Company’s common stock for non-cash consideration have been assigned a per share amount equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The majority of non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares on the measurement date.

The Company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the provisions of FASB ASC 505-50-30, Equity-Based Payments to Non-Employees, (“ASC 505-50-30”). Under ASC 505-30-30, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Under the relevant accounting guidance, assets acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments are not presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its consolidated balance sheet.

F-13

Stock-Based Compensation for Obtaining Employee Services

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. If the Company is a newly formed corporation or shares of the Company are thinly traded the use of share prices established in the Company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

●	Expected term of share options and similar instruments: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments. Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method, i.e., expected term = ((vesting term + original contractual term) / 2), if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

●	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

●	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

●	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

F-14

Equity Instruments Issued to Parties other than Employees for Acquiring Goods or Services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of Subtopic 505-50 of the FASB Accounting Standards Codification (“Subtopic 505-50”).

Pursuant to ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. If the Company is a newly formed corporation or shares of the Company are thinly traded the use of share prices established in the Company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services. Section 505-50-30 provides guidance on the determination of the measurement date for transactions that are within the scope of this Subtopic.

Pursuant to Paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a stock option that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC paragraph 505-50-30-S99-1, if the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Income and Comprehensive Income in the period that includes the enactment date.

F-15

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty (50) percent likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no material adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the year ended December 31, 2015 or 2014.

Valuation Allowance and Risks and Uncertainties

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2015. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. On the basis of this evaluation, as of December 31, 2015, a valuation allowance of $2,235,200 has been recorded to record only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth. The Company’s policy is to recognize interest and penalties related to income tax matters as a component of income tax expense.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants.

There were no potentially dilutive common shares outstanding for the year ended December 31, 2015 or 2014.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.

F-16

Other Comprehensive Income and Foreign Currency Translation

Statement of Financial Accounting Standards (“SFAS”) No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners.

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of Spiral Toys LTD is the Canadian Dollar (“CAD”). The balance sheet accounts of Spiral Toys LTD are translated into United States dollars from CAD at year end exchange rates and all revenues and expenses are translated into United States dollars at average exchange rates prevailing during the periods in which these items arise. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. Translation gains and losses are accumulated as accumulated other comprehensive income (loss), a component of stockholders’ equity.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will disclose the date through which subsequent events have been evaluated and that date is the date when the financial statements were issued.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance establishes a five-step model to achieve that core principle and also requires additional disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts. ASU 2014-09 was originally effective for interim and annual reporting periods beginning after December 15, 2016. In July 2015, the FASB announced its approval to defer the effective date to annual reporting periods beginning after December 15, 2017, and early application would be permitted after December 15, 2016. However, the FASB has not yet issued an ASU to finalize the new effective date. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its operating results and financial position.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which conforms US GAAP to IFRS by requiring that all deferred taxes be presented as noncurrent. This guidance does not change the existing requirement that only permits offsetting within a jurisdiction. ASU 2015-17 will be effective for interim and annual reporting periods beginning after December 15, 2016. Early application is permitted. Spiral is currently evaluating the impact of the adoption of ASU 2015-17 on its financial position.

Functional and Reporting Currency

The consolidated financial statements are presented in U.S. dollars. The Company’s functional currency is the U.S. dollar. The functional currency of Spiral Toys Hong Kong, Ltd. is the Hong Kong dollar and the functional currency of Spiral Toys LTD is the Canadian dollar. Assets and liabilities are translated using the exchange rate on the respective balance sheet dates. Items in the income statement and cash flow statement are translated into U.S. dollars using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income/(loss) within stockholders’ equity.

The functional currency of foreign entities is generally the local currency unless the primary economic environment requires the use of another currency. Gains or losses arising from the translation or settlement of foreign-currency-denominated monetary assets and liabilities into the functional currency are recognized in the income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income/(loss) within stockholders’ equity.

Litigation

We account for litigation losses in accordance with U.S. GAAP, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than when the ultimate loss is known, and the estimates are refined each accounting period, as additional information is known. Accordingly, we are often initially unable to develop a best estimate of loss; therefore, the minimum amount, which could be zero, is recorded. As information becomes known, either the minimum loss amount is increased or a best estimate can be made, resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. Due to the nature of current litigation matters, the factors that could lead to changes in loss reserves might change quickly and the range of actual losses could be significant, which could materially impact our consolidated results of operations and comprehensive loss and cash flows from operating activities.

F-17

NOTE 3 – GOING CONCERN AND MANAGEMENT PLANS

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit at December 31, 2015, a net loss and negative cash flows from operating activities for the year then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to establish an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by seeking equity and/or debt financing. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – NOTES PAYABLE

Notes Payable-Related Parties

At December 31, 2015 and December 31, 2014 the Company had the following uncollateralized notes payable to related parties:

F-18

	December 31, 2015	December 31, 2014

Note dated October 25, 2010, with interest at 12% per annum, due on demand	$-	$15,000
Note dated January 27, 2012, non-interest bearing, due on January 26, 2013	-	5,000
Note dated February 27, 2012, non-interest bearing, due on February 26, 2013	-	5,000
Note dated March 31, 2012, non-interest bearing, due on March 30, 2013	-	250
Note dated April 18, 2012, with interest at 10% per annum, due on April 17, 2013	-	2,472
Note dated April 18, 2012, with interest at 10% per annum, due on April 17, 2013	-	2,471
Note dated June 15, 2012, with interest at 10% per annum, due on June 14, 2013	-	5,000
Note dated June 15, 2012, with interest at 10% per annum, due on June 14, 2013	-	5,000
Note dated June 15, 2012, with interest at 10% per annum, due on June 14, 2013	-	2,943
Note dated January 23, 2013, with interest at 10% per annum, due on demand	-	2,970
Note dated March 5, 2013, with interest at 10% per annum, due on demand	-	7,500
Note dated March 20, 2013, with interest at 10% per annum, due on demand	-	8,700
Note dated June 3, 2013, with interest at 10% per annum, due on demand	-	10,000
Note dated June 12, 2013, with interest at 10% per annum, due on demand	-	10,000
Note dated October 9, 2013, with interest at 10% per annum, due on demand	-	8,432
Note dated December 12, 2013, with interest at 10% per annum, due on demand	-	15,000
Note dated March 25, 2014, with interest at 10% per annum, due on demand	-	10,000
Total related-party notes payable - current	$-	$115,738

In connection with the acquisition of Spiral, the holders of the Notes Payable-related parties agreed the notes would not be payable until the Company has raised at least $2 million in financing, and the Company agreed that the holders could, at any time, convert the principal and interest on the notes into common stock at $0.25 per share.

Convertible Short Term Notes

In July 2014, Spiral engaged a firm to provide marketing services. As part of the agreement, the vendor receives $7,000 per month in convertible notes which can be exchanged for common stock at $0.25 per share. Should the vendor chose to receive the common stock, it receives an equal number of shares in a “bonus” payment. As of December 31, 2014, $42,000 was due the vendor as a result of services provided during the fourth quarter of 2014. These shares (amounting to 168,000) were issued in March 2015. A comparable amount of Notes and shares were issued in November 2014 for amounts outstanding as of September 30, 2014.

The Company has recognized interest expense of $52,521 and $54,065 for the twelve months ending December 31, 2015 and 2014, respectively. For the year ended December 31, 2105, $42,000 was reported related to the above referenced convertible notes to the marketing firm and $9,175 for the related party notes. Of the amounts reported in 2014, $12,065 relates to the notes payable- related parties while $42,000 was incurred as interest on convertible short term notes during the Year.

NOTE 5 – DISCONTINUED OPERATIONS

On July 1, 2014 the Company transferred to Mr. Hubert J. Blanchette, CEO of Lexi-Luu Designs, Inc., (“Lexi-Luu”) 2,500,000 shares of common stock of Lexi-Luu, representing 80% of the issued and outstanding shares in Lexi-Luu Designs, Inc. In exchange for the interest in Lexi-Luu, Mr. Blanchette surrendered to the Company 2,500,000 shares of the Company’s common stock.

The Company originally purchased the 2,500,000 shares of Lexi-Luu in 2010 pursuant to a Stock Purchase and Share Exchange Agreement dated as of September 30, 2010 (“the Agreement”). The transfers on July 1, 2014 occurred upon Mr. Blanchette’s exercise of an option given him in Section 3.3 of the Agreement, which provided Mr. Blanchette the right to exchange his shares in the Company for the shares of Lexi-Luu if the Company entered into an acquisition transaction that resulted in the dilution of Mr. Blanchette’s interest in the Company. The Company completed such an acquisition with its acquisition of Spiral Toys LLC. on July 1, 2014.

F-19

The Company’s financial statements have been retroactively restated so as to segregate the operations of the Lexi-Luu subsidiary, and to re-label such operations as discontinued. The Company’s financial statements as of December 31, 2014 report the gain on the Lexi-Luu disposition based on the removal of the balances as of July 1, 2014 as an increase in additional paid-in capital. The following table shows the assets and liabilities of Lexi-Luu as of July 1, 2014 as well as results of operations for the six months ended July 1, 2014.

July 1, 2014
Assets	$71,339
Liabilities	$512,840
Net Revenues	$210,767
Net Income (Loss)	$(23,752)

Upon disposition of Lexi-Luu on July 1, 2014, the net assets and liabilities were removed from the balances of the Company resulting in $373,408 being posted to additional paid in capital of the Company. As these transactions were with a related party, the gain on the disposition was recorded as an addition to Additional Paid in Capital.

The following table shows the results of operations of Lexi-Luu during certain periods when it was owned by the Company:

	For the Period Ended
	December 31, 2015	June 30, 2014
Sales	$-	$210,767
Cost of Goods Sold	-	110,368
Gross Profit	-	100,399
Operating Expenses	-	115,969
Loss from Operations	-	(15,570)
Other Income (Expenses)	-	(8,182)
Net Loss	$-	$(23,752)

NOTE 6 – ACQUISITION OF SPIRAL TOYS LLC

Spiral, LLC Share Exchange Agreement

On May 27, 2014 the Company entered into a Share Exchange Agreement (“the Agreement”) with Spiral Toys LLC, a California limited liability company (“Spiral”) and Mark Meyers, the sole member of Spiral. The Agreement was amended on June 30, 2014. On July 1, 2014, the acquisition and other transactions contemplated by the Agreement were completed.

Pursuant to the Agreement, on July 1, 2014 the Company purchased from Mark Meyers all of the membership interest in Spiral. In exchange for ownership of Spiral, the Company issued 18,130,667 shares of its common stock to Mark Meyers and his assignees, representing 50% of the outstanding shares. The shares were valued at $0.15 per share which is the common stock for cash sales price at the time of the transaction. Rocap also agreed to institute a bonus program pursuant to which Mark Meyers could earn an additional 4,126,133 shares of common stock based upon performance criteria as follows:

●	If during any fiscal quarter, the Company’s Operations provide net cash, calculated in accordance with generally accepted accounting principles, then the Company will issue to Meyers 2,063,067 shares of common stock;

●	If during each of the three consecutive calendar months the Company records “Adjusted Income from Operations derived from the Company Operations, then Meyers will be issued 2,063,066 shares of common stock. Adjusted Income from Operations shall mean income from Operations, calculated in accordance with generally accepted accounting principles, including appropriate accruals but excluding any non-cash transactions such as stock-based compensation of amortization of goodwill.

●	In the event that the Company becomes a party to a merger or consolidation in which the Company is not the surviving entity, or in the event that the Company sells substantially all of its asset and adopts a plan of liquidation, and if, on the date the Company executes the contract agreeing to such merger, consolidation or sale, the Company has recorded revenue during the preceding fiscal quarter, then the day prior to the effective date of such transaction the Company share issue 4,126,133 shares of common stock, less any stock issued in 1 and 2 above

Effective July 1, 2014 in connection with the acquisition, the Company recognized cash of $8 and liabilities (Advance from distributor) of $120,567. The Company recognized $2,840,203 of goodwill with this transaction.

At the closing on July 1, 2014, pursuant to the Agreement, Mr. William Clayton resigned from the Company’s Board of Directors and from his position on as Chief Operations Officer of the Company. The Board thereupon appointed Mark Meyers to serve as a member of the Board of Directors and as Chief Executive Officer of the Company.

In connection with the closing, Gordon McDougall (for himself and his company, Tezi Advisory) and Peter Henricsson agreed to modify the loans payable to them from the Company, which have an aggregate balance of approximately $120,000. The loans will be payable only when the Company has obtained financing of no less than $2,000,000, but will be convertible into the Company’s common stock at the creditor’s option at any time at a conversion rate of $0.25 per share.

F-20

Additionally, salaries payable of $276,250 were forgiven as part of the Spiral acquisition. These amounts, principally to two individuals, were eliminated and credited to Additional Paid in Capital.

Goodwill of $2,840,203 was recorded upon the acquisition of Spiral. The Company analyzes the goodwill periodically and if impairment is determined, adjusts the balances accordingly. During the fourth quarter of 2014, management determined that a complete write-off of the goodwill was justified and recorded an impairment charge of the full amount.

For the twelve-month period ended December 31, 2014 the operations of Spiral consisted of the following:

12/31/2014
Sales	$290,480
Operating Expenses	(618,567)

Net Loss	$(328,087)

NOTE 7- COLLABORATIVE ARRANGEMENTS

The Company entered into a distribution agreement with a Hong Kong based entity in 2013. Spiral receives 50% of the revenue generated in the sale of the items, net of the toy’s cost of production and a 10% allocation to the distributor for overhead. In addition, certain development costs were funded by the distribution entity and will be repaid out of the proceeds of the toy sales. At the end of 2014, the amount due the distributor totaled $0. Sales recorded during 2014 were $194,321. There was no operations in 2015.

NOTE 8 – STOCKHOLDERS’ EQUITY (DEFICIT)

Shares Authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is Seventy Five Million (75,000,000) shares of which One Million (1,000,000) shares are preferred stock, par value $0.001 per share, and Seventy Four Million (74,000,000) shares are common stock, par value $0.001 per share.

Common Stock Issued for Services

The Company entered into agreements with vendors providing legal services, investment banking services, public relations services and marketing services, who received all or a portion of their remuneration in common stock equity. The Company records the appropriate expense as the shares are earned over the terms of their underlying agreements. As of December 31, 2015, all shares issued for these services were vested. In accordance with FASB ASC 505-50, the shares issued are periodically valued, as earned, through the vesting period.

On January 12, 2015, the Company issued 312,500 shares of common stock to three consultants initially valued at $46,875 in satisfaction of outstanding accounts payable of which $9,375 represented amounts incurred in 2014. The Company records the appropriate expense as the shares are earned over the terms of their underlying agreements. During the year ended December 31, 2015, the Company recorded $37,500 as legal and professional expenses.

On February 18 and March 19, 2015, the Company issued 89,636 shares of common stock initially valued at $26,891 to Uptick Capital LLC under a consulting service agreement. During the year ended December 31, 2015, the Company recorded $26,891 legal and professional expenses.

During the second quarter ended June 30, 2015, the Company issued 589,082 shares of common stock initially valued at $183,868 to six consultants. 200,000 shares of common stock were issued in exchange for legal services, 20,000 shares of common stock for public relations services, 33,333 shares of common stock for marketing services and 335,749 shares of common stock for investor relations services. During the year ended December 31, 2015, the Company recorded $183,868 as legal and professional expenses.

F-21

During the third quarter ended September 30, 2015, the Company issued 28,063 shares of common stock initially valued at $14,909 to Uptick Capital LLC under a consulting service agreement. In addition, 75,000 shares of common stock valued at $37,875 was issued to a member of the board of directors for services rendered. During the year ended December 31, 2015, the Company recorded $52,784 as legal and professional expenses.

During the fourth quarter ended December 31, 2015, the Company issued 143,388 shares of common stock initially valued at $53,786 to two consultants. 103,388 shares of common stock were issued in exchange for legal services and 40,000 shares of common stock for public relations services. The Company recorded $53,842 as legal and professional expenses.

Convertible Notes Payable

On March 1 and June 26, 2015, Echo Factory converted notes payable and was issued a total of 336,000 shares of common stock valued initially at $84,000 in connection with the conversion of notes payable (see Note 4).

Private Placements

During the three months ended June 30, 2014, the Company completed a private placement of its common stock. The Company received $104,250 in aggregate gross proceeds from the sale of a total of 695,000 shares of common stock at a price of $0.15 per share.

During the three months ended September 30, 2014, the Company completed a private placement of its common stock. The Company received $115,350 in aggregate gross proceeds from the sale of a total of 769,000 shares of common stock at a price of $0.15 per share.

During the three months ended December 30, 2014, the Company completed a private placement of its common stock. The Company received $558,500 in aggregate gross proceeds from the sale of a total of 3,383,333 shares of common stock at a price of $0.15 per share.

During the three months ended March 31, 2015, the Company completed a private placement of its common stock. The Company received $124,900 in aggregate gross proceeds from the sale of a total of 416,333 shares of common stock at a price of $0.30 per share.

During the three months ended June 30, 2015, the Company completed a private placement of its common stock. The Company received $1,055,800 in aggregate gross proceeds from the sale of a total of 3,586,061 shares of common stock at a price between $0.25 and $0.30 per share.

During the three months ended September 30, 2015, the Company completed a private placement of its common stock. The Company received $864,535 in aggregate gross proceeds from the sale of a total of 1,921,189 shares of common stock at a price of $0.45 per share.

Spiral Toys LLC and disposition of Lexi-Luu

A total of 18,130,887 shares were issued in connection with the acquistion of Spiral Toys LLC and a reduction in the number of outstanding shares of 2,500,000 was recorded in connection with the disposition of Lexi-Luu.

NOTE 9 – MANAGEMENT CONTRACTS

On September 1, 2010, the Company entered into a management agreement (“Management Agreement”) with Peter Henricsson for consulting services to be provided by him (“Consultant”) in the capacity of President of the Company which required that the Company (i) to pay the Consultant $3,250 per month for three (3) years from date of signing and (ii) to issue the Consultant a total of 960,000 shares of the Company’s common stock payable on a quarterly basis over the term of the management agreement of 12 quarters (3 years). These shares were valued at $0.002 per share or $1,920 on the date of grant and amortized over the vesting period, or $160 per quarter.

F-22

On September 1, 2010, the Company entered into a management agreement (“Management Agreement”) with Tezi Advisory Inc. for consulting services to be provided by Gordon C. McDougall (“Consultant”) in the capacity of Vice President Finance of the Company which required that the Company to (i) pay the Consultant $3,250 per month for three (3) years from date of signing and (ii) to issue the Consultant a total of 960,000 shares of its common stock payable on a quarterly basis over the term of the management agreement of 12 quarters (3 years). These shares were valued at $0.002 per share or $1,920 on the date of grant and amortized over the vesting period, or $160 per quarter.

In connection with the acquisition of Spiral Toys LLC, all management agreements were ended and all accrued amounts due were modified. The Related Party Note was settled for a total of $100,000 during the third quarter of 2015.

NOTE 10-– CONCENTRATIONS

As of December 31, 2015, amounts due from one customer, Animal Magic Asia, Limited represents 86% of accounts receivable.

NOTE 11 – INCOME TAX

The Company and its subsidiaries are included in a consolidated Federal income tax return.

The provision for income taxes is as follows:

	2015	2014
Current:
Federal	-	-
State	-	-
Total Current	-	-
Deferred:	-	-
Total provision for income taxes:	-	-

The provision (benefit) for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rate of 42.8% in 2015 and 41% in 2014 to the loss before income taxes due to the following for the years ended December 31:

	2015	2014

Book Income	$(981,800)	$(1,482,400)
Goodwill amortization	(81,100)	1,176,200
Allowance for Doubtful Accounts	5,800	-
Meals and Entertainment	4,000	1,000
Unrealized gain/loss on exchange rate	-	-
Stock Compensation Expense	-	3,900
Valuation allowance	1,053,100	301,300
	$-	$-

F-23

Net deferred tax liabilities consist of the following components as of December 31, 2014 and 2013:

The Components of the Company’s deferred tax assets and liabilities are as follows:

	2015	2014

Deferred tax assets:
NOL Carryover	$1,233,100	$288,400
Allowance for Doubtful Accounts	5,200	-
Related Party Accruals	-	-
Deferred tax liabilities
Goodwill Amortization	996,900	-

Valuation allowance	(2,235,200)	(288,400)
Net deferred tax asset	$-	$-

At December 31, 2015, the Company had net operating loss carryforwards of approximately $3,162,000 that may be offset against future taxable income from the year 2016 through 2035. No tax benefit has been reported in the December 31, 2015 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 12- SHARE BASED COMPENSATION

On October 12, 2015, the Company adopted the Amended and Restated 2015 Equity Incentive Plan (“Performance Plan”) whereby up to 3,000,000 shares of the Company’s common stock may be issued under the Performance Plan.

There were no shares issued in 2015 and accordingly no expense has been recorded in connection with the Performance Plan.

NOTE 13-COMMITMENTS AND CONTINGENCIES

Purchase Orders

We issue inventory purchase orders, which represent authorizations to purchase that are cancelable by their terms. We do not consider purchase orders to be firm inventory commitments. If we choose to cancel a purchase order, we may be obligated to reimburse the vendor for unrecoverable outlays incurred prior to cancellation under certain circumstances.

Indemnities and Guarantees

The Company has executed certain contractual indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party. The Company has agreed to indemnify its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Nevada.

Pursuant to various Sale and Purchase Agreements, the Company has indemnified the holders of registrable securities for any claims or losses resulting from any untrue, allegedly untrue or misleading statement made in a registration statement, prospectus or similar document.

The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

Tax Matters

The Company is required to file federal and state income tax returns in the United States. The preparation of these income tax returns requires the Company to interpret the applicable tax laws and regulations in effect in such jurisdictions, which could affect the amount of tax paid by the Company. The Company, in consultation with its tax advisors, bases its income tax returns on interpretations that are believed to be reasonable under the circumstances. The income tax returns, however, are subject to routine reviews by the various taxing authorities in the jurisdictions in which the Company files its income tax returns. As part of these reviews, a taxing authority may disagree with respect to the interpretations the Company used to calculate its tax liability and therefore require the Company to pay additional taxes.

F-24

Litigation

On September 30, 2015, Shana Lee McCart-Pollak d/b/a LOL Buddies Enterprises, filed a complaint against On Demand Direct Response, LLC and On Demand Direct Response III, LLC, As Seen on TV, Inc., Spiral Toys LLC, Mark Meyers, Dragon-I Toys LLC, Jay at Play Int’l, Digital Target Marketing, Hutton Miller and Echo Factory in the United States District Court for the District of Nevada alleging conversion and that the CloudPets technology infringed upon Ms. Pollak’s inventions “Lots of Love Buddies”. Ms. Pollak’s action seeks unspecified damages. The Company believes these claims have no merit.

In the ordinary course of business, there may be other potential claims and lawsuits brought by or against the Company.

NOTE 14 — RELATED PARTY TRANSACTIONS

During the year ended December 31, 2015, the Company received insurance services from EBNY Insurance Services, which a member of Company’s board of directors is a employee The board member referred EBNY and was not compensated.

NOTE 15 – SUBSEQUENT EVENTS

On January 8, 2016 the Company issued 90,000 shares of common stock initially valued at $26,100 in exchange for services.

On January 8, 2016, the Company issued 125,000 shares of common stock to two persons under the Company’s Amended and Restated 2015 Equity Incentive Plan (“Performance Plan”).

On January 22, 2016 (“Issue Date”), Spiral Toys, Inc. (the “Company”) entered into a Securities Purchase Agreement (“Purchase Agreement”), with two accredited investors pursuant to which the Company issued and sold for an aggregate purchase price of $200,000 (the “Purchase Price”) securities consisting of (a) original issue discount convertible promissory notes for an aggregate principal amount of $216,000 (collectively, the “Notes”) and (b) warrants (collectively, the “Warrants”) to purchase up to 470,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) at an exercise price of $0.50 per share, each dated as of the Closing Date. The Notes are subject to a one-time interest charge of 8%, and the principal amount underlying each Note and the interest accrued thereon is due and payable on the eighth month anniversary of the Issue Date. The Company may prepay the obligation within the 180 day period immediately following the issuance date without penalty. Upon the occurrence of any event of default that has not been cured as described in the Note, each note holder shall have the right, but not the obligation, to convert the outstanding balance of the Note along with all unpaid interest into an aggregate number of shares of the Company’s Common Stock (“Conversion Shares”) at a conversion price equal to 65% of the lowest sale price occurring during the fifteen (15) consecutive trading days immediately preceding the applicable conversion date on which the purchaser elects to convert all or part of the Note; provided, however, in no event shall the conversion price be lower than $0.01 per share. If the Company fails to convert the Notes into shares of Common Stock, the principal amount of the Note shall increase by $1,000 every day until the Company issues and delivers a certificate for the Conversion Shares.

F-25

11,469,304 Shares of Common Stock

SPIRAL TOYS INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus is ______________, 2016

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the expenses that Spiral Toys Inc. expects to incur in connection with the registration and distribution of the securities being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective and the offering is completed.

SEC Registration Fee	$231
Auditor Fees and Expenses	$5,000
Legal Fees and Expenses	$15,000
EDGAR fees	$2,000
Transfer Agent Fees	$2,000
Printing and Postage	$1,000
Total	$25,231

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to person made a party to a threatened, pending or completed action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

The Registrant has entered into agreements with each of its officers and each member of its board of directors, in which the Registrant agrees to provide the officer or director with indemnification to the full extent authorized by the Nevada General Corporation Law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The table below recites the sales of securities by the Registrant since May 6, 2014. None of the sales were registered under the Securities Act of 1933, as amended. All of the sales were exempt from registration pursuant to Section 4(5) of the Securities Act of 1933 and SEC Rule 506. There were no underwriters in connection with any of the sales, nor did the Registrant pay any underwriting discounts or commissions. All sales were made for cash, except where otherwise indicated by note to the “purchase price” listed below.

II-1

Date of Sale	Security	Number of Shares	Purchaser	Purchase Price
6/23/14	Common	300,000	Warren Ziegler	$45,000
6/23/14	Common	100,000	Chris Heimlinger	$15,000
6/23/14	Common	50,000	John McMahon	$7,500
6/23/14	Common	70,000	Bob Stewart	$10,500
6/23/14	Common	175,000	Gary Paccagnini	$26,250
7/1/14	Common	18,130,887	Mark Meyers	$3,626,177	(1)
7/3/14	Common	34,000	Richard Cunniffe	$5,100
7/3/14	Common	50,000	Henry Zemla	$7,500
9/8/14	Common	315,000	FA Ventures	$47,250
9/23/14	Common	30,000	Gary Hayton	$4,500
9/30/14	Common	340,000	Michael Davis	$51,000
10/1/14	Common	340,000	Michael Davis	$51,000
10/2/14	Common	60,000	Warren Ziegler	$9,000	(2)
10/10/14	Common	168,000	Echo Factory	$42,000
10/14/14	Common	65,000	Alexander Kon	$9,750
10/14/14	Common	65,000	Oliver Kalani & Ghazai Janabi	$9,750
10/24/14	Common	33,333	Ludwina Dautovic	$5,000
11/24/14	Common	350,000	Gerard J. Dreyer	$52,500
11/24/14	Common	870,000	Raymond Wojtusiak Sr. “IRA Service Trust”	$130,500
11/24/14	Common	2,000,000	Brian Toolan	$300,000
1/12/15	Common	31,250	Grace Joseph Strategies	$4,688	(2)
1/12/15	Common	31,250	Tim Clemenson	$4,688	(2)
1/12/15	Common	250,000	Warren Ziegler	$37,500	(2)
2/18/15	Common	50,000	Uptick Capital LLC	$15,000
2/24/15	Common	233,333	Peter Henricsson	$70,000
3/1/15	Common	168,000	Echo Factory	$42,000	(3)
3/5/15	Common	83,000	Michael H. Davis	$24,900
3/10/15	Common	100,000	Gary J. Paccagnini	$30,000
3/19/15	Common	39,636	Uptick Capital LLC	$11,891
4/4/15	Common	100,000	Ed Suchocki	$30,000
4/4/15	Common	166,670	Pier Morgan	$50,000
4/4/15	Common	100,000	Gary Paccagnini	$30,000	(2)
4/4/15	Common	20,714	Evan Schwartzberg	$7,250	(2)
4/4/15	Common	15,000	Matthew Van Alstyne	$5,250	(2)
4/4/15	Common	35,715	Andrew Feldschreiber	$12,500	(2)
4/4/15	Common	31,513	Uptick Capital LLC	$9,454	(2)
4/28/15	Common	400,000	Brian Toolan	$120,000
5/1/15	Common	20,714	Evan Schwartzberg	$7,250	(2)
5/1/15	Common	15,000	Matthew Van Alstyne	$5,250	(2)
5/1/15	Common	35,715	Andrew Feldschreiber	$12,500	(2)
5/1/15	Common	30,060	Uptick Capital LLC	$9,018	(2)
5/4/15	Common	100,000	Michael Davis	$30,000
5/4/15	Common	275,000	Gerard J. Dreyer	$82,500
5/5/15	Common	33,333	John DiGregorio	$10,000
5/6/15	Common	166,667	Theresa Eurell	$50,000
5/8/15	Common	50,000	FA Ventures	$15,000
5/8/15	Common	500,000	Raymond Wojtusiak Sr. “IRA Service Trust”	$150,000
5/14/15	Common	40,000	Robert Siegel	$12,000
5/15/15	Common	400,000	J.Franco & Sons Inc.	$100,000
5/15/15	Common	33,333	Patricia Robbertze	$10,000	(2)
5/20/15	Common	10,000	Liolios Group	$3,000	(2)
5/22/15	Common	600,000	Edward Desaro	$180,000
5/28/15	Common	33,333	James Mangini	$10,000

II-2

5/29/15	Common	100,000	Patricia Robbertze	$30,000	(2)
6/1/15	Common	31,318	Uptick Capital LLC	$9,395	(2)
6/9/15	Common	200,000	Richardson & Patel LLP	$60,000	(2)
6/9/15	Common	13,500	Thomas J. Matthews & Elizabeth P. Matthews	$4,051
6/26/16	Common	10,000	Liolios Group	$3,000	(2)
6/26/15	Common	7,500	Thomas J. Matthews & Elizabeth P. Matthews	$2,251
7/1/15	Common	100,000	Walter A. Griffin III	$45,000
7/1/15	Common	22,300	Kenneth S. Shea	$10,035
7/1/15	Common	130,000	Raymond Wojtusiak Sr. “IRA Service Trust”	$58,500
7/1/15	Common	100,000	Gerald J. Dreyer	$45,000
7/1/15	Common	150,000	Edward F. Carr	$67,500
7/1/15	Common	110,000	Gary J. Paccagnini	$49,500
7/1/15	Common	50,000	Anthony Puzzo	$22,500
7/1/15	Common	888,889	Brian Toolan	$400,000
7/1/15	Common	110,000	Michael H. Davis	$49,500
7/1/15	Common	60,000	Craig Steeneck	$27,000
7/1/15	Common	50,000	Edward Dasaro	$22,500
7/1/15	Common	100,000	Richard Stoff	$45,000
7/1/15	Common	50,000	James M. Stoff	$22,500
7/1/15	Common	28,063	Uptick Capital LLC	$14,909	(2)
7/1/15	Common	75,000	Chris Adams	$37,800	(4)
7/1/15	Common	20,000	Corporate Ads	$10,000	(2)
10/1/15	Common	20,000	Corporate Ads	$7,800	(2)
10/13/15	Common	103,388	Mitchell Silberberg & Knupp	$36,186	(2)
1/22/16	(5)	(5)	Two institutional investors	$200,000
4/11/16	(6)	(6)	Anson Investments Master Fund LP	$312,500
4/11/16	(6)	(6)	Himmil Investments Ltd.	$312,500
4/11/16	Common	46,296	Carter, Terry & Company	$11,574	(2)
4/19/16	Common	400,000	Brian Toolan	$100,000
4/19/16	Common	20,000	Chris Ellis	$5,000	(2)
4/19/16	Common	100,000	Liolios Group	$25,000	(2)
4/19/16	Common	50,000	Think Big LLC	$12,500	(2)
4/19/16	Common	20,000	Corporate Ads	$5,000	(2)

(1)	Securities issued on exchange for ownership interest in Spiral Toys LLV, valued at market price of Spiral Toys Inc. shares issued.

(2)	Shares issued to non-affiliate in compensation for services at negotiated price.

(3)	Shares issued to non-affiliate in satisfaction of note payable at negotiated price.

(4)	Shares issued as compensation to member of Registrant’s board of directors, valued at market.

(5)	Securities issued consisted of 8% Convertible Notes in the principal amount of $216,000 and warrants to purchase 470,000 shares of common stock at $.50 per share.

(6)	Securities issued consisted of 10% Convertible Debentures in the principal amount of $378,125.

II-3

ITEM 16. EXHIBITS

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Agoura Hills, State of California on May 6, 2016.

Spiral Toys Inc.

By:	/s/ Mark Meyers
Mark Meyers
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MARK MEYERS as his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign, and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 6, 2016.

/s/ Mark Meyers
Mark Meyers, Director,
Chief Executive Officer

/s/ Akio Ariura
Akio Ariura
Chief Financial and Chief
Accounting Officer

/s/ David Christopher Adams
David Christopher Adams, Director

Michael Drath, Director

/s/ Gary Paccagnini
Gary Paccagnini, Director

II-5

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1(a)	Articles of Incorporation and Certificate of Correction - filed as an exhibit to the Registration Statement on Form S-1 filed on December 23, 2011 and incorporated herein by reference.

3.1(b)	Articles of Merger of Spiral Toys Inc. into Rocap Marketing, - filed as an exhibit to the Current Report on Form 8-K filed on January 23, 2015 and incorporated herein by reference.

3.1(c)	Certificate of Amendment to Articles of Incorporation, filed on April 6, 2016 - filed as an exhibit to the Current Report on Form 8-K filed on April 7, 2016 and incorporated herein by reference.

3.2	Amended and Restated Bylaws- filed as an exhibit to the Current Report on Form 8-K filed on April 7, 2016 and incorporated herein by reference.

4.1	Form of 10% Original Issue Discount Senior Convertible Debenture Due April 12, 2017 - filed as an exhibit to the Current Report on Form 8-K filed on April 14, 2016 and incorporated herein by reference.

4.2	Form of 8% Original Issue Discount Promissory Note due September 22, 2016 - filed as an exhibit to the Current Report on Form 8-K filed on January 28, 2016 and incorporated herein by reference.

4.3	Form of Warrant to Issue Shares of Common Stock issued on January 22, 2016- filed as an exhibit to the Current Report on Form 8-K filed on January 28, 2016 and incorporated herein by reference.

5	Opinion of Robert Brantl, Esq.

10.1	Securities Purchase Agreement dated April 11, 2016 among Spiral Toys Inc., Anson Investments Anson Investments Master Fund LP , and Himmil Investments Ltd. - filed as an exhibit to the Current Report on Form 8-K filed on April 14, 2016 and incorporated herein by reference.

10.2	Registration Rights Agreement dated April 11, 2016 among Spiral Toys Inc., Anson Investments Anson Investments Master Fund LP , and Himmil Investments Ltd. - filed as an exhibit to the Current Report on Form 8-K filed on April 14, 2016 and incorporated herein by reference.

10.3	Conditional Stock Grant Agreement with Mark Meyers - filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 30, 2016, and incorporated herein by reference

10.4	Employment Agreement with Akio Ariura, dated July 19, 2015

10.5	Amended and Restated 2015 Equity Incentive Plan

21	Subsidiaries

23.1	Consent of Haynie & Company

23.2	Consent of HJ Associates & Consultants, LLP

23.3	Consent of Robert Brantl, Esq. is included in Exhibit 5.

24	Power of Attorney is included on the signature page of this registration statement.

101.INS	XBRL Instance Document***

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document***

101.SCH	XBRL Taxonomy Extension Schema Document***

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document***

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document***